Exhibit 2.3

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws. These securities may not be offered or sold in the United States of America or to, or for the benefit of, a U.S. person.

PROSPECTUS

Initial Public Offering by way of Distribution as a Dividend-in-Kind	February 2, 2011

PROSPERITY GOLDFIELDS CORP.

Distribution by Evolving Gold Corp. as a Dividend-in-Kind of Common Shares of the Company

Evolving Gold Corp. (“Evolving Gold”) is distributing to holders of its common shares (‘Evolving Gold Shares”), as a dividend-in-kind (the “Dividend”), common shares (“Shares”) of its subsidiary, Prosperity Goldfields Corp. (“Prosperity” or the “Company”). The Dividend will be paid on the basis of one Share for every 10 Evolving Gold Shares which are outstanding on February 16, 2011, the record date fixed by the board of directors of Evolving Gold (the “Record Date”). The number of Shares to be distributed to an Evolving Gold shareholder will be rounded down to the nearest whole number of Shares. As of February 1, 2011, there were 128,406,445 Evolving Gold Shares issued and outstanding. The payment date for the Dividend is on or about March 3, 2011.

Neither Evolving Gold nor the Company will receive any proceeds as a result of the distribution of the Shares. This prospectus qualifies the distribution of the Shares forming the Dividend.

As at the date hereof, the Company is the wholly-owned subsidiary of Evolving Gold. Evolving Gold has transferred all rights of its option to acquire (the “Kiyuk Option”) the mineral claims comprising the Kiyuk Lake property (“Kiyuk Property”). In exchange for the transfer of the Kiyuk Option, Prosperity issued 12,766,395 Shares to Evolving Gold. Evolving Gold will cause the distribution of the Shares pursuant to this Prospectus.

As at the date of this Prospectus, Prosperity does not have any of its securities listed or quoted, has not applied to list or quote any of its securities, and does not intend to apply to list or quote any of its securities, on the Toronto Stock Exchange (“TSX”), a U.S. marketplace, or a marketplace outside Canada.

There is currently no market through which the Shares may be sold and holders may not be able to resell Shares purchased under this Prospectus. This may affect the pricing of the Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Shares, and the extent of issuer regulation. The TSX Venture Exchange (the “TSXV”) has conditionally approved the listing of the Shares under the symbol “PPG”, subject to Prosperity fulfilling all of the requirements of the TSXV.

Notice to Evolving Gold Shareholders

Holders of Evolving Gold Shares are not required to pay for the Shares to be received by them by way of the Dividend, or tender or surrender their Evolving Gold Shares or take any other action in connection with the Dividend, other than providing a declaration of residency. If a shareholder fails to provide a declaration of Canadian residency, the shareholder may be deemed to be a Non-Resident, or if the broker through which a shareholder holds its Evolving Gold Shares fails to provide a declaration of Canadian residency on behalf of the shareholder, the shareholder may be deemed to be a Non-Resident (see “Notice Regarding Declaration of Residency”). All such Non-Residents will be subject to the withholding procedures referred to in this Prospectus. All registered shareholders are urged to provide the necessary residency declaration and all shareholders who hold their shares through a brokerage or other account are urged to contact their brokers to ensure the brokers provide the necessary residency declaration, where available.

The Shares distributed pursuant to this Prospectus have not been and will not be registered under the laws of any foreign jurisdiction, including the U.S. Securities Act. Consequently, no Shares will be delivered to any registered or beneficial holder of Evolving Gold Shares who is, or who appears to the Company, Evolving Gold or Computershare Trust Company of Canada, as trustee (the “Trustee”) to be, a non-resident of Canada (“NonResidents”) within the meaning of the Income Tax Act (Canada) (the “Tax Act”), or a person in the United States. Such Shares will be delivered by Evolving Gold or the Company to the Trustee for sale by the Trustee on behalf of all Non-Residents and persons in the United States. Such Shares will be sold by the Trustee through a registered securities broker or dealer (the “Selling Agent”) retained for the purpose of effecting a sale of such Shares on behalf of Non-Residents. Sales of such Shares by the Selling Agent will be made as soon as practicable after the Shares commence trading on the TSXV, in transactions effected on the TSXV. Such Non-Residents will receive from the Trustee their pro rata share of the cash proceeds from the sales of such Shares, less any commissions, expenses and applicable withholding taxes. The Trustee will not be required to make any such payment to a Non-Resident in the event the amount owing to such Non-Resident is less than $10.00. Such amount will be forwarded to Evolving Gold to be used by Evolving Gold to set-off a portion of the remuneration of the Trustee for its services hereunder. Holders of Evolving Gold Shares, or their brokers, will have to provide a declaration of Canadian residency to Computershare Trust Company of Canada, as registrar and transfer agent of the Evolving Gold Shares (the “Transfer Agent”) or CDS Clearing and Depository Services Inc. (the “Depository”), failing which, such holders may be deemed to be Non-Residents, and subject to these procedures and to Canadian withholding tax in respect of the distribution. See “Notice Regarding Declaration of Residency” and “Certain Canadian Federal Income Tax Considerations”. There may be other adverse tax consequences to Non-Residents from this sale process. See “Certain United States Federal Income Tax Considerations for U.S. Holders”. Non-Residents who desire certainty with respect to the value to be received from the spin-off or who wish to avoid these tax consequences may wish to consult their advisors regarding a sale of their Evolving Gold Shares, through the TSX or otherwise, prior to the Record Date.

Robert W. Barker, a director of the Company, resides outside of Canada. Although Mr. Barker has appointed McMillan LLP as his agent for service of process in each province and territory of Canada in which the Shares are to be distributed, it may not be possible for investors to enforce judgments obtained in Canada against Mr. Barker.

There are risks inherent in the Company’s business that may adversely affect the value of the Shares. See “Risk Factors”.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities. No underwriter has been involved in the preparation of this Prospectus or performed any review or independent due diligence of the contents of this Prospectus.

TABLE OF CONTENTS

INTERPRETATION	4
TECHNICAL INFORMATION	4
NOTICE REGARDING DECLARATION OF RESIDENCY	4
CURRENCY AND EXCHANGE RATE INFORMATION	5
FORWARD-LOOKING INFORMATION	5
ELIGIBILITY FOR INVESTMENT	6
PROSPECTUS SUMMARY	8
DEFINITIONS	13
GLOSSARY OF TECHNICAL TERMS	16
PROSPERITY GOLDFIELDS CORP	17
GENERAL DEVELOPMENT AND BUSINESS OF THE COMPANY	17
ACQUISITION OF THE KIYUK OPTION	18
DETAILS OF THE KIYUK PROPERTY	20
MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE KIYUK PROPERTY	32
THE SPIN OUT	33
USE OF PROCEEDS	35
DIVIDEND POLICY	36
SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION	36
MANAGEMENT’S DISCUSSION AND ANALYSIS	38
DIRECTORS AND EXECUTIVE OFFICERS	41
EXECUTIVE COMPENSATION	45
INDEBTEDNESS OF DIRECTORS AND OFFICERS	46
AUDIT AND CORPORATE GOVERNANCE COMMITTEE	47
DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES	47
DESCRIPTION OF SHARE CAPITAL	49
CAPITALIZATION	50
OPTIONS TO PURCHASE SECURITIES	50
PRIOR SALES	53
ESCROWED SECURITIES	53
PRINCIPAL SHAREHOLDERS	54
RISK FACTORS	55
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	62

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS	65
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	72
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	72
EXPERTS	72
PROMOTER	73
AUDITORS, TRANSFER AGENT AND REGISTRAR	73
MATERIAL CONTRACTS	73
PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	73
AUDITORS’ CONSENT	74
APPENDIX A – AUDIT AND CORPORATE GOVERNANCE COMMITTEE CHARTER	A-1
INDEX TO FINANCIAL STATEMENTS	F-1
CERTIFICATE OF THE COMPANY	C-1
CERTIFICATE OF THE PROMOTER	C-2

INTERPRETATION

Unless the context otherwise requires, all references in this Prospectus to “we”, “Prosperity” or the “Company” refer to Prosperity Goldfields Corp. and, to the extent references in this Prospectus are made to matters undertaken by a predecessor in interest to Prosperity, such references include such predecessor in interest to the Company.

TECHNICAL INFORMATION

Technical information relating to the Kiyuk Property contained in this Prospectus is derived from, and in some instances is an extract from, the Kiyuk Technical Report, as defined herein.

Reference should be made to the full text of the Kiyuk Technical Report which has been filed with Canadian securities regulatory authorities pursuant to NI43-101 and is available for review under the Company’s profile on SEDAR at www.sedar.com. Alternatively, a copy of the Kiyuk Technical Report may be inspected until the day that is thirty days after the date hereof during normal business hours at the offices of the Company’s legal counsel, McMillan LLP, #1500 – 1055 West Georgia Street, Vancouver, B.C. V6E 4N7.

For the meanings of certain technical terms used in this Prospectus, see “Glossary of Technical Terms”.

NOTICE REGARDING DECLARATION OF RESIDENCY

The Shares issuable pursuant to this Prospectus have not been and will not be registered under the laws of any foreign jurisdiction, including the U.S. Securities Act. Consequently, no Shares will be delivered to any registered or beneficial holder of Evolving Gold Shares who is, or who appears to the Company, Evolving Gold or the Trustee to be, a Non-Resident, or a person in the United States. Such Shares will be delivered by Evolving Gold or the Company to the Trustee for sale by the Trustee on behalf of Non-Residents and persons in the United States. Such Shares will be sold by the Trustee through the Selling Agent for the purpose of effecting sales of the Shares on behalf of Non-Residents. Such Non-Residents will receive from the Trustee their pro rata share of the cash proceeds from the sale of such Shares, less commissions, expenses and applicable withholding taxes. The Trustee will not be required to make any such payment to a Non-Resident in the event the amount owing to such Non-Resident is less than $10.00. Such amount will be forwarded to Evolving Gold to be used by Evolving Gold to set-off a portion of the remuneration of the Trustee for its services hereunder. All Shares will be pooled and sold as soon as practicable after the Shares commence trading on the TSXV, in transactions effected on the TSXV. In exercising the sale of any Shares, the Selling Agent will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. None of the Company, Evolving Gold, the Trustee nor the Selling Agent will be liable for any loss arising out of any sale of such Shares relating to the manner or timing of such sales, the prices at which Shares are sold or otherwise. The sale price of Shares sold on behalf of such persons will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any such sale. Registered holders of Evolving Gold Shares will receive a form of declaration of residency from Computershare Trust Company of Canada, as registrar and transfer agent of the Evolving Gold Shares (the “Transfer Agent”). The brokers through which beneficial holders of Evolving Gold Shares hold such Shares will receive a form of declaration of residency from CDS Clearing and Depository Services Inc. (the “Depository”). The Company understands that such brokers should provide the necessary declaration on behalf of their clients; however, beneficial holders of Evolving Gold Shares are urged to contact their brokers or other Depository participant through which they hold their Evolving Gold Shares in respect of this residency declaration requirement. If an Evolving Gold Shareholder fails to declare that the shareholder is not a Non-Resident on or before March 2, 2011, the Evolving Gold Shareholder may be deemed to be a Non-Resident on that date. Unless the Company or Evolving Gold has actual knowledge to the contrary, all registered holders of Evolving Gold Shares whose address on the shareholder register on the Record Date is in Canada may be deemed not to be Non-Residents on March 2, 2011. If a broker or other Depository participant fails to provide the necessary declaration of Canadian residency on behalf of their clients on or before March 2, 2011, the applicable beneficial holders of Evolving Gold Shares may be deemed to be Non-Residents on that date, and be subject to the procedures referred to above, and to Canadian withholding tax in respect of the distribution. There may be other adverse tax consequences to Non-Residents from this sale process. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations for U.S. Holders”. Non-Residents or persons in the United States who desire certainty with respect to the value to be received from the spin-off or who wish to avoid these tax consequences may wish to consult their advisors regarding a sale of their Evolving Gold Shares, through the TSX or otherwise, prior to the Record Date.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise indicated all references to “$” or “dollars” in this Prospectus mean Canadian dollars. References to “US$” or “US dollars” mean United States dollars.

The Company’s accounts are maintained in Canadian dollars.

The following table reflects the low and high rates of exchange for one United States dollar, expressed in Canadian dollars, during the periods noted, the rates of exchange at the end of such periods and the average rates of exchange during such periods, based on the Bank of Canada noon spot rate of exchange.

	Year ended December 31,			Quarter ended
				September 30,
	2009	2008	2007	2010
Low for the period	$ 1.0292	$ 0.9719	$ 0.9170	1.0158
High for the period	1.3000	1.2969	1.1853	1.0660
Rate at the end of the period	1.1420	1.2246	0.9881	0.9711
Average noon spot rate for the period	1.1374	1.0660	1.0748	1.0391

On February 1, 2011 the Bank of Canada noon spot rate of exchange was US$1.00 – $0.9922.

FORWARD-LOOKING INFORMATION

This Prospectus contains “forward-looking information” within the meaning of applicable Canadian securities legislation. Wherever possible, words such as “plans”, “expects”, or “does not expect”, “budget”, “scheduled”, “estimates”, “forecasts”, “anticipate” or “does not anticipate”, “believe”, “intend” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, have been used to identify forward-looking information.

Forward-looking information in this Prospectus may include, but is not limited to,

  statements related to the completion of the Spin Out and the events related thereto and contingent thereon,

  statements related to exploration work at the Kiyuk Property,

  statements related to the possible exercise of the Kiyuk Option to acquire the Claims constituting the Kiyuk Property,

  information with respect to our future financial and operating performance, including our statement that our objective is to explore the Kiyuk Property,

  costs and timing of exploration of the Kiyuk Property, and in particular, statements related to the expected timeline for initiation and completion of the Phase 1 work program proposed in the Kiyuk Technical Report, future exploration and development activities, and the costs and timing of those activities,

  timing and receipt of approvals, consents and permits under applicable legislation,

  our assessment of potential environmental liabilities,

  statements related to our relationships and dealings with indigenous people;

  metals prices,

  adequacy of financial resources, and

  statements related to our expected executive compensation

Forward-looking information is based on the reasonable assumptions, estimates, analysis and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. We believe that the assumptions and expectations reflected in such forward-looking information are reasonable. Assumptions have been made regarding, among other things: our ability to carry on exploration and development activities, the timely receipt of required approvals, the price of minerals and other metals, our ability to operate in a safe, efficient and effective manner and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking information, including risks associated with our dependence on the Kiyuk Property and our limited operating history, risks associated with the fluctuation of the price of metals, risks associated with the availability of additional funding as and when required, exploration and development risks, permitting and licensing risks, uncertainty in the estimation of Mineral Resources, infrastructure risks, inflation risks, governmental regulation risks, environmental risks and hazards, insurance and uninsured risks, land title risks, risks associated with competition, risks associated with currency fluctuations, labour and employment risks, risks associated with dependence on key management personnel and executives, litigation risks, the risk that dividends may never be declared, risks associated with the repatriation of earnings, risks of continued negative operating cash flow, risks associated with the Company’s hedging policies, risks associated with the interests of certain directors in other mining projects, risks associated with dilution, risks associated with stock exchange prices and risks associated with effecting service of process and enforcing judgments. See “Risk Factors”.

Our forward-looking statements are based on the reasonable beliefs, expectations and opinions of management on the date of this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There is no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. We do not undertake to update any forward-looking information, except as, and to the extent required by, applicable securities laws.

ELIGIBILITY FOR INVESTMENT

In the opinion of McMillan LLP, counsel to the Company, based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”), the regulations thereunder and the proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance prior to the date hereof, if, as and when the Shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSXV), the Shares would, at such time, be “qualified investments” under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans, and tax-free savings accounts (collectively, the “Plans”). The listed status of the Shares as of a particular time cannot be guaranteed. The Shares will also be “qualified investments” for such Plans at a time when the Company is a “public corporation” for purposes of the Tax Act, and for this purpose, the Company has advised counsel that the Company will file an election, in its tax return for its first taxation year, to be deemed to have been a public corporation from the beginning of that year.

Notwithstanding the foregoing, if the Shares are “prohibited investments” for the purposes of a tax-free savings account (“TFSA”), the holder of such TFSA will be subject to a penalty tax as set out in the Tax Act. Shares will generally be prohibited investments if the holder of the TFSA does not deal at arm’s length with the Company for the purposes of the Tax Act or if the holder of the TFSA has a “significant interest” (within the meaning of the Tax Act) in the Company or a corporation, partnership or trust with which the Company does not deal at arm’s length for the purposes of the Tax Act. Holders of a TFSA who wish to hold their Shares in a TFSA should consult their own tax advisors in this regard.

PROSPECTUS SUMMARY

The following is only a summary of the principal features of this Prospectus and should be read together with the more detailed information and financial data and statements contained elsewhere in this Prospectus. Certain capitalized terms used in this summary are defined under “Definitions” and “Glossary of Technical Terms”.

The Dividend and Spin Out

Evolving Gold is distributing to holders of the Evolving Gold Shares, as a dividend-in-kind, common shares (“Shares”) of its subsidiary, Prosperity Goldfields Corp. (the “Dividend”). The Dividend will be paid on the basis of 1 Share for every 10 Evolving Gold Shares which are outstanding on the record date to be fixed by the board of directors of Evolving Gold. The number of Shares to be distributed to an Evolving Gold shareholder will be rounded down to the nearest whole number of Shares. As of February 1, 2011, there were 128,406,445 common shares of Evolving Gold issued and outstanding. See “The Spin Out”.

Neither Evolving Gold nor the Company will receive any proceeds as a result of the distribution of the Shares. On November 5, 2010, the Company completed a $1.5 million private placement with Evolving Gold pursuant to which the Company issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant. See “General Development and Business of the Company –Private Placement”.

Pursuant to the terms of the Funding Agreement, all transaction costs related to the Spin Out up to a maximum of $300,000, have been and will be paid by Evolving Gold. The Company has agreed to reimburse Evolving Gold for the payment of such transaction costs through the issuance of Shares to Evolving Gold at a deemed price of $0.15 per Share. Assuming the maximum of $300,000 of transaction costs are incurred in connection with the Spin Out, the Company expects to issue up to 2,000,000 Shares to Evolving Gold pursuant to the terms of the Funding Agreement. See “Acquisition of the Kiyuk Option – Funding Agreement”.

As at the date hereof, the Company is the wholly-owned subsidiary of Evolving Gold. Evolving Gold has transferred all rights of its option to acquire (the “Kiyuk Option”) the mineral claims comprising the Kiyuk Lake property located in Nunavut, Canada (“Kiyuk Property”). In exchange for the transfer of the Kiyuk Option, Prosperity issued 12,766,395 Shares to Evolving Gold. Evolving Gold will cause the distribution of the Shares pursuant to this Prospectus. See “Acquisition of the Kiyuk Option”.

The Company

Prosperity’s principal business is the acquisition, exploration and development of resource properties for the mining of precious metals. In connection with the Spin Out, Prosperity acquired the Kiyuk Option. Our principal objective is to explore the Kiyuk Property. See “General Development and Business of the Company” and “Acquisition of the Kiyuk Option”.

The Kiyuk Technical Report dated November 24, 2010, which provides for a Phase 1 and Phase 2 work program at the Kiyuk Property, was prepared in accordance with NI 43-101. The Qualified Person, as defined in NI 43-101, for the Kiyuk Technical Report is David Turner, M.Sc., P. Geo. The Kiyuk Technical Report is available for review under the Company’s profile on SEDAR, or at the office of our legal counsel. See “Management’s Discussion and Analysis – Mineral Exploration Properties – Technical Disclosure”.

Management Team

Our management team includes several individuals with extensive experience in mining, geology, exploration and development and finance. See “Directors and Executive Officers”.

The Kiyuk Property

Unless otherwise stated, the technical information in respect of the Kiyuk Property is based on the Kiyuk Technical Report. See “Details of the Kiyuk Property”.

The Kiyuk Property is located in Nunavut, near Nueltin Lake. The property comprises a series of mineral exploration claims.

Use of Proceeds

As at the date of payment of the Dividend, the Company anticipates having a working capital balance of approximately $1,200,000. The Company will not realize any proceeds from the distribution of the Dividend.

We intend to use our working capital balance to expenditures over the period ending December 31, 2011, for exploration, drilling, metallurgical testing work, and to pay for site and corporate overhead.

See “Use of Proceeds”.

Summary of Selected Audited Financial Information for the Kiyuk Property

The selected financial information set out below is based on and derived from the audited Statements of Project Exploration Expenditures of the Kiyuk Property for the periods indicated and should be read in conjunction with “Details of the Kiyuk Property – Management’s Discussion and Analysis for the Kiyuk Property” and the Statements of Project Exploration Expenditures of the Kiyuk Property and the accompanying notes which are included elsewhere in this Prospectus.

	Period from		Cumulative
	August 1, 2009 to	Six months ended	expenditures to
	March 31, 2010	September 30, 2010	September 30, 2010
	(audited)	(audited)	(audited)
Acquisition costs	122,134	91,105	213,239
Deferred Exploration Costs
Assays	15,423	3,784	19,207
Advances	50,785	(50,785)	-
Geological consulting	73,941	48,859	122,800
Surveys and studies	181,812	99,307	281,119
License and maintenance fees	100	114,142	114,242
Field Expenses	378,786	30,829	409,615
Travel, meals & accommodation	178,802	75,876	254,678
Other	2,556	503	3,059
	882,205	322,515	1,204,720
Total Project Expenditures	$1,004,339	$413,620	$1,417,959

Summary of Selected Audited Financial Information for the Company

The selected financial information set out below is based on and derived from the audited financial statements of the Company as of the dates and for the periods indicated and should be read in conjunction with “Selected and Pro Forma Financial Information” and “Management’s Discussion and Analysis” and the audited financial statements and the accompanying notes which are included elsewhere in this Prospectus.

September 30, 2010
(audited)

Total Assets	–

Liabilities	41,454
Shareholder’s Equity
Share Capital	–(1)
Deficit	$(41,454)

Note:

(1)	The Share issued to Evolving Gold on incorporation of the Company was issued for $0.05. The figures presented have been rounded down.

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information for Prosperity is based on the assumptions described in the notes to the Prosperity unaudited pro forma balance sheet included elsewhere in this Prospectus. The unaudited balance sheet as at September 30, 2010 has been prepared based on the assumption, among other things, that the Company has acquired the Kiyuk Option Agreement in consideration for 12,766,395 Shares, the Company has completed the private placement of Shares and Warrants for gross proceeds of $1.5 million and the Company reimburses Evolving Gold for up to $300,000 of transaction costs related to the Spin Out by issuing up to 2,000,000 Shares. The unaudited pro forma balance sheet is not necessarily indicative of Prosperity’s financial position and results of Prosperity that would have occurred if the events reflected had taken place on the dates indicated, nor do they purport to project Prosperity’s financial position for any future period.

The pro forma balance sheet is based on certain assumptions and adjustments, including the non-recurring expenditures related to the Transaction. The selected unaudited pro forma financial information given below should be read in conjunction with the description of the Kiyuk Property in this Prospectus, the unaudited pro forma balance sheet and the audited financial statements of Prosperity and the audited statements of Kiyuk Property exploration expenditures included elsewhere in this Prospectus.

Pro Forma as at
September 30, 2010
Cash	1,500,000
Mineral Properties	1,417,959
Total Assets	2,917,959
Liabilities	–
Capital Stock	2,934,703
Warrants	283,256
Deficit	$(300,000)

Certain Canadian Federal Income Tax Considerations

Holders of Evolving Gold Shares resident in Canada who acquire Shares pursuant to the Spin Out will be considered to have received a taxable dividend for Canadian federal income tax purposes equal to the fair market value of the Shares so received, and holders of Evolving Gold Shares not resident in Canada will be subject to Canadian federal withholding tax at the rate of 25% on the amount of the special dividend, subject to reduction under the terms of an applicable income tax treaty or convention. See “Certain Canadian Federal Income Tax Considerations” for a more detailed discussion.

Certain United State Federal Income Tax Considerations

The Spin Out will be effected under applicable provisions of Canadian corporate law, which are technically different from analogous provisions of U.S. corporate law. Therefore, the U.S. federal income tax consequences of certain aspects of the Spin Out are not certain. Evolving Gold anticipates that the Shares received by the Trustee for the benefit of U.S. Holders pursuant to the Spin Out will constitute a taxable distribution. In accordance with this treatment, each U.S. Holder generally will recognize income or gain for U.S. federal income tax purposes with respect to the receipt of cash in the Spin Out.

Evolving Gold believes it was a passive foreign investment company (“PFIC”) as defined under “Certain United States Federal Income Tax Considerations for U.S. Holders” for the taxable year ended March 31, 2010 and based on current business plans and financial projections, Evolving Gold expects to be a PFIC for the taxable year which includes the Spin Out. In addition, Evolving Gold believes that, based on current business plans and financial projections, Prosperity will be a PFIC for the taxable year which includes the Spin Out. Evolving Gold anticipates that the Shares received by the Trustee for the benefit of U.S. Holders pursuant to the Spin Out will constitute an “excess distribution.” Therefore, U.S. Holders (as defined below) may be subject to adverse U.S. federal income tax consequences applicable to certain distributions from a PFIC in connection with the distribution pursuant to the Spin Out unless one of the elections described under “Certain United States Federal Income Tax Considerations for U.S. Holders” has been timely and effectively made.

The discussion in this summary is qualified in its entirety by the more detailed discussion of the U.S. federal income tax consequences of the Spin Out in this Prospectus. See “Certain United States Federal Income Tax Considerations for U.S. Holders”.

Risk Factors

An investment in the Shares is subject to certain risks that should be considered by prospective investors and their advisors, including:

  Our success is dependent upon exploring and developing the Kiyuk Property.

  The Kiyuk Property does not have Mineral Reserves and accordingly is a high risk, speculative venture.

  We may decide not to exercise the Kiyuk Option, and if we so decide, there can be no assurance that we will be able to find a suitable alternative project.

  Even if we complete the recommended work programs in the Kiyuk Technical Report, there is no assurance that the results will warrant further development of the Kiyuk Property.

  Mining operations are subject to a high degree of risk.

  We are a start-up company and, as such, are subject to many risks common to such enterprises.

  Additional financing may not be available on terms favourable to the Company, or at all.

  Insurance coverage is not available for all potential risks of mining operations.

  Interference in the maintenance or provision of existing infrastructure could adversely affect our operations.

  The loss of key executives may adversely affect our business and future operations.

  We face strong competition from other mining companies for the acquisition of additional mining properties.

  Exchange rate fluctuations may affect the costs that we incur in our operations.

  Actions by non-governmental organizations could result in road closures, work stoppages, and law suits for damages.

  The price of the Shares and our financial results, activities and future prospects may be adversely affected by declines in the price of gold and other metals.

  There exists the possibility for certain of our directors and officers to be in a position of conflict.

See “Risk Factors”.

DEFINITIONS

In this Prospectus, the following words and phrases have the following meanings unless the context otherwise requires:

“Asset Transfer Agreement” means the definitive purchase and sale agreement made as of October 26, 2010 between the Company and Evolving Gold relating to the acquisition by the Company of the Kiyuk Option Agreement and including any amending agreement or instrument supplementary or auxiliary thereto;

“Audit and Corporate Governance Committee” means the Audit and Corporate Governance Committee of the Board;

“BCSC” means the British Columbia Securities Commission;

“Board” means the board of directors of Prosperity;

“CBCA” means the Canada Business Corporations Act, as amended, including all regulations promulgated thereunder;

“CRA” means the Canada Revenue Agency;

“Definitive Certificates” mean one or more certificates in registered and definitive form;

“Depository” means CDS Clearing and Depository Services Inc.;

“Dividend” means the distribution by EVG of Shares to EVG Shareholders as a dividend-in-kind;

“Escrow Agreement” means the escrow agreement among the Company, Computershare Trust Company of Canada and Evolving Gold;

“Evolving Gold Shareholders” means holders of Evolving Gold Shares;

“Evolving Gold Shares” means common shares in the capital of Evolving Gold;

“Evolving Gold” means Evolving Gold Corp., a corporation incorporated under the laws of Canada;

“Funding Agreement” means the funding agreement dated October 26, 2010 between the Company and Evolving Gold, pursuant to which Evolving Gold agreed to fund the transaction costs related to the Spin Out in exchange for the issuance of Shares;

“GAAP” means Canadian generally accepted accounting principles;

“IFRS” means International Financial Reporting Standards;

“Kiyuk Claims” means those mineral claims at the Kiyuk Property as set out in Schedule B to the Asset Transfer Agreement;

“Kiyuk Option” means the option to acquire the Kiyuk Claims, as set out in the Kiyuk Option Agreement;

“Kiyuk Option Agreement” means the option agreement dated effective October 28, 2010 between the Optionor and the Company, comprising of the option agreement dated August 1, 2009 among the Optionor, Evolving Gold and 5210 Nunavut Ltd., as amended by a letter agreement dated October 28, 2010 among the Optionor, Evolving Gold, the Company and 5210 Nunavut Ltd.;

“Kiyuk Property” or “Kiyuk Lake Property” means the mineral exploration project near Nueltin Lake in Nunavut, Canada;

“Kiyuk Technical Report” means the independent technical report entitled “Independent Technical Report on the Kiyuk Lake Property, Nunavut Territory, Canada”, dated November 24, 2010 prepared by David Turner, M.Sc., P. Geo., in accordance with NI 43-101;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 52-110” means National Instrument 52-110 – Audit Committees;

“Non-Residents” means a person who is not a resident of Canada for purposes of the Tax Act or is considered by the Company to be a non-resident for purposes of the Tax Act;

“NP 46-201” means National Policy 46-201 – Escrow for Initial Public Offerings;

“Optionor” means Marcelle Hauseux, a geologist with an office at 25 Hobart Drive, Toronto, Ontario, M2J 3J6;

“persons” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

“Private Placement Shares” means the 10,000,000 Shares forming part of the $1.5 million private placement by the Company completed on November 5, 2010, pursuant to which the Company issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant;

“Prosperity” or the “Company” means Prosperity Goldfields Corp., a corporation incorporated under the laws of Canada;

“Record Date” means February 16, 2011, the date set by the board of directors of Evolving Gold to determine the Evolving Gold Shareholders entitled to receive the Dividend;

“Royalty Agreement” means the royalty agreement dated August 1, 2009 between the Company and the Optionor, which agreement becomes effective upon exercise of the Kiyuk Option;

“SEDAR” means the System for Electronic Document Analysis and Retrieval, accessible through the internet at www.sedar.com;

“Selling Agent” means the registered securities broker or dealer retained by the Trustee for the purpose of effecting a sale of Shares on behalf of Non-Residents as described under “Notice Regarding Declaration of Residency”;

“Share Option Plan” means the Company’s Share Option Plan discussed under “Options to Purchase Securities – Share Option Plan”; and

“Shares” means the common shares in the capital of Prosperity;

“Spin Out” means the transactions relating to the spin out of Prosperity from Evolving Gold, including the transfer of the Kiyuk Option to Prosperity, the filing and clearance of this Prospectus, and the Dividend.

“Tax Act” means the Income Tax Act (Canada);

“Transfer Agent” means Computershare Investor Services Inc., in its capacity as registrar and transfer agent for the Evolving Gold Shares;

“Trustee” means Computershare Trust Company of Canada, in its capacity as trustee for the Shares of Non-Residents;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. Holder” means a beneficial owner of Evolving Gold Shares who, for United States federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation, or any other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or of the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source, or (iv) a trust that either has a valid election in effect to be treated as a U.S. person or is subject to the supervision of a court within the United States and which has one or more U.S. persons with authority to control all of its substantial decisions;

“Warrants” means 5,000,000 warrants to purchase Shares at an exercise price of $0.25 per Share until November 5, 2012;

Words importing the singular number only, include the plural and vice versa, and words importing any gender include all genders.

GLOSSARY OF TECHNICAL TERMS

Ag	Silver.

Archaen	The geologic eon before the Paleoproterozoic era of the Proterozoic eon, occurring over 2,500 million years ago.

Au	Gold.

DCIP	Combined IP and resistivity data.

felsic	A geologic term referring to silicate minerals, magma, and rocks which are enriched in lighter elements such as silicon, oxygen, aluminum, sodium, and potassium.

ICP-MS	Inductively coupled plasma mass spectrometry.

IP	Induced polarization.

IOCG	Iron oxide copper gold ore deposit model.

km	Kilometre.

m	Metre.

MT	Magnetotelluric.

Mineralized	Mineral bearing; the metallic minerals may have been either a part of the original rock unit or introduced at a later time.

Paleoproterozoic	The geological era is making up the first of the three sub-divisions (eras) of the Proterozoic eon occurring between 1,600 to 2,500 million years ago.

VLF	Very low frequency.

VLFEM	Very Low Frequency Electro Magnetic.

XRF	X-ray fluorescence.

PROSPERITY GOLDFIELDS CORP.

The Company’s principal business is the acquisition, exploration and development of resource properties for the mining of precious metals. Pursuant to the Asset Transfer Agreement, we have acquired the Kiyuk Option with respect to the Kiyuk Claims at the Kiyuk Property. The Kiyuk Property is located near Nueltin Lake in Nunavut, Canada. Our principal objective is to explore the Kiyuk Property, initially to determine whether we wish to exercise the Kiyuk Option.

Incorporation and Offices

Prosperity was incorporated under the CBCA on September 10, 2010 under the name “Prosperity Goldfields Corp.” Our head office is at 1980 – 1075 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3C9. Our registered and records office is at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7.

Intercorporate Relationships

We are currently the wholly-owned subsidiary of Evolving Gold Corp., a company incorporated under the laws of Canada. We currently do not have any subsidiaries.

GENERAL DEVELOPMENT AND BUSINESS OF THE COMPANY

Overview

Evolving Gold’s primary focus is the development of its United States based mineral properties, and this has resulted in limited focus on the exploration and development of the Kiyuk Property, Evolving Gold’s only Canadian property.

Evolving Gold believes that the Spin Out will facilitate separate fundraising and exploration strategies that will be required to move the Kiyuk Property forward and will free management of Evolving Gold to focus entirely on its core United States based mineral properties.

Since incorporation in September, 2010, we have focused on the acquisition of the Kiyuk Option, the recruitment of our management team and raising equity capital.

Strategy and Objectives

Prosperity’s overall strategy is to position itself as a gold producing mining company. To those ends, our principal objectives at this time are to explore the Kiyuk Property.

Evolving Gold entered into an option agreement with the Optionor with respect to the Kiyuk Claims on August 1, 2009. Previously, under an agreement dated June 17, 2005 and amended on November 28, 2006 and July 18, 2008, Newmont Mining Corporation (“Newmont”) acquired from the Optionor an option to acquire certain of the Kiyuk Claims (the “Newmont Option Agreement”). Newmont completed its first drilling program at the Kiyuk Property in May 2008. Prosperity understands that the program encountered technical difficulties, and Evolving Gold and Prosperity believe that these difficulties resulted in the program not covering certain targets. Despite these difficulties, after completion of this drilling program, Newmont staked additional claims in the area comprising the Kiyuk Property. Prosperity believes that shortly after completion of the initial drilling program at the Kiyuk Property Newmont terminated most of its greenfield exploration programs as a result of a change in corporate strategy. Newmont cancelled the Newmont Option Agreement effective April 27, 2009.

In 2009, as part of its due diligence review related to its acquisition of the Kiyuk Option, Evolving Gold undertook a technical review of Newmont’s May 2008 drilling program at the Kiyuk Property. As a result of this review, Evolving Gold’s view was that drilling results at the Kiyuk Property could have been improved if a different drill orientation was employed. See “See “Details of the Kiyuk Property – Drilling”.

Although Evolving Gold and Prosperity believe that the May 2008 drilling program did not drill at optimal orientations, Evolving Gold and Prosperity are encouraged that the May 2008 drilling program at the Kiyuk Property still intersected some gold mineralization.

Private Placement

On November 5, 2010, the Company completed a $1.5 million private placement with Evolving Gold pursuant to which the Company issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant.

The Company will use the proceeds from the private placement to fund the recommended work program from the Kiyuk Technical Report. See “Details of the Kiyuk Property – Recommendations”.

Business Cycle

The Company is an exploration and evaluation stage corporation, focused on mining. As a result, prices of mineral and other metals will have a direct impact on our business. Declining prices can, for example, impact operations by requiring a re-assessment of the feasibility of a particular project, and they can also impact our ability to raise capital. See “Risk Factors – Metal Price Fluctuations”.

Environmental Protection

The Kiyuk Property will be subject to environmental laws and regulations. We will be required to submit and adhere to environmental plans lodged in relation to all licensed areas. The financial and operational effects of environmental protection requirements on capital expenditures, earnings and the competitive position of the Company are not expected to be material during the current financial year. However, environmental protection requirements may require additional capital expenditures, reduce earnings and affect the competitive position of the Company in the future.

Environmental Policies

We seek to conduct our activities in accordance with high environmental standards, including compliance with all environmental laws, policies, regulations and plans. In our exploration activities we plan to minimize environmental impacts and to rehabilitate drill-sites and roads.

Employees

As at the date of this Prospectus, we have a Chief Executive Officer and a Chief Financial Officer and Corporate Secretary. These individuals are expected to devote approximately 33 to 50% of their time to the affairs of the Company. See “Directors and Executive Officers”. Upon completion of the Spin Out, we expect to hire contractors to carry out drilling and exploration activities in Nunavut.

Competitive Conditions

We compete with other entities in the search for and acquisition of mineral properties. As a result of this competition, the majority of which is with companies with greater financial resources, we may be unable to acquire attractive properties in the future on terms we consider acceptable. We also compete for financing with other resource companies, many of whom have more advanced properties. There is no assurance that additional capital or other types of financing will be available to us if needed or that, if available, the terms of such financing will be favourable to us. See “Risk Factors – Risks Relating to the Company’s Business – Competition for New Properties” and “– Financing Requirements”.

ACQUISITION OF THE KIYUK OPTION

Kiyuk Option Agreement

The Kiyuk Option Agreement grants to the Company the option until October 8, 2014 to acquire a 100% undivided interest in and to the Kiyuk Claims, subject to the terms of the Royalty Agreement discussed below. The

Kiyuk Option is to be exercised upon payment of a total of $350,000 in cash and the issuance of a number of Shares and Evolving Gold Shares to the Optionor over a five year period. While the option agreement among the Optionor, Evolving Gold and 5210 Nunavut Ltd. relating to the Kiyuk Option was dated August 1, 2009, the TSXV provided its approval on October 8, 2009. As such, October 8 is used as the anniversary date for the effectiveness of such option.

Before Evolving Gold transferred the Kiyuk Option to the Company, Evolving Gold paid the first two instalments of cash and Evolving Gold Shares, comprised of $110,000 in cash and the issuance of 90,000 Evolving Gold Shares.

The Kiyuk Option Agreement provides that additional cash and shares are payable to the Optionor as follows:

  (i) $60,000 in cash, and (ii) 60,000 Shares and 20,000 Evolving Gold Shares, on or before October 8, 2011;

  (i) $60,000 in cash, and (ii) 60,000 Shares and 20,000 Evolving Gold Shares, on or before October 8, 2012;

  (i) $60,000 in cash, and (ii) 60,000 Shares and 20,000 Evolving Gold Shares, on or before October 8, 2013; and

  (i) $60,000 in cash, and (ii) 60,000 Shares and 20,000 Evolving Gold Shares, on or before October 8, 2014.

Evolving Gold has agreed to issue and deliver to the Company, in accordance with the terms of the Asset Transfer Agreement, the Evolving Gold Shares payable to the Optionor pursuant to the terms of the Kiyuk Option Agreement.

The Company may exercise the Kiyuk Option at any time during the remaining term of the Kiyuk Option Agreement by delivering the remaining cash and share consideration in escrow. Such consideration would be released to the Optionor pursuant to the timelines listed above.

If either the Company or the Optionor acquires any rights to minerals located within the Area of Interest (as defined in the Kiyuk Option Agreement) with respect to the Kiyuk Property, such party must provide notice to the other party, and such other party may elect to include such rights in the Kiyuk Claims.

If such other party elects to have additional mineral rights included in the Kiyuk Claims,

(a) if such rights were acquired by the Company, then such rights will be transferred to the Optionor on termination of the Kiyuk Option Agreement,

(b) if such rights were acquired by the Optionor, then such rights will be optioned to the Company as part of the Kiyuk Claims without additional consideration.

The Optionor has agreed to provide the Company with access and use of the Kiyuk Property for exploration purposes. The Company has agreed to maintain the Kiyuk Claims in good standing, to perform and file all work in the Kiyuk Property in a good and workmanlike fashion and in accordance will applicable laws, and provide the Optionor with certain technical data on the Kiyuk Claims within 60 days of the end of each calendar year.

The Company or the Optionor may, with the consent of the other party, sell, transfer, assign or otherwise dispose of its interest in the Kiyuk Option Agreement or its right or interest in the Kiyuk Property, and provided that such purchaser or assignee agrees to be bound by the terms of the Kiyuk Option Agreement. The Company may assign its rights under the Kiyuk Option Agreement to an affiliate, and where it does so, it must notify the Optionor within ten days of the assignment.

When the Kiyuk Option is exercised, the Royalty Agreement will become effective. See “– Royalty Agreement” below.

The transfer of the Kiyuk Option to the Company is subject to the approval of the TSXV. The Company may terminate the Kiyuk Option Agreement by giving thirty days notice to the Optionor.

Asset Transfer Agreement

Pursuant to the terms of the Asset Transfer Agreement, the Company acquired the Kiyuk Option from Evolving Gold on November 2, 2010 for a purchase price of $1,417,959. The Company paid the purchase price through the issuance of 12,766,395 Shares to Evolving Gold.

Under the terms of the Asset Transfer Agreement, Evolving Gold has agreed to issue the Evolving Gold Shares required to be issued pursuant to the terms of the Kiyuk Option Agreement. In consideration for the issuance of such Evolving Gold Shares on each applicable issuance date, the Company has agreed to issue to Evolving Gold such number of Shares that when multiplied by the Market Price for Shares as of such issuance date, equals the number of Evolving Gold Shares to be issued on such date multiplied by the Market Price for Evolving Gold Shares as of such issuance date.

The issuance of the Shares as provided above is subject to (i) the availability of applicable prospectus and registration exemptions, (ii) such resale restrictions and hold periods as may be imposed by applicable securities legislation and the policies of the applicable stock exchange, (iii) escrow restrictions under the policies of the applicable stock exchange, and (iv) the prior approval of the applicable stock exchange.

For the purposes of the above share issuances, the “Market Price” of shares means, the volume weighted average closing price for such shares on the applicable stock exchange for the five trading days ending one trading day before such shares are issued.

Funding Agreement

Pursuant to the terms of the Funding Agreement, Evolving Gold has agreed that it will be responsible for paying the costs related to the preparation and completion of the Spin Out, including legal and accounting costs, preparation of the Kiyuk Technical Report, preparation of agreements, filings, regulatory clearance and other matters (the “Transaction Costs”). As consideration for paying the Transaction Costs, the Company has agreed to issue to Evolving Gold one Share for every $0.15 of the Transaction Costs. Evolving Gold and the Company have agreed that the Transaction Costs payable by Evolving Gold will not exceed $300,000. Assuming the maximum of $300,000 of transaction costs are incurred in connection with the Spin Out, the Company expects to issue up to 2,000,000 Shares to Evolving Gold pursuant to the terms of the Funding Agreement.

Royalty Agreement

Pursuant to the terms of the Royalty Agreement, which will become effective only if the company exercises the Kiyuk Option, the Company will pay a net smelter royalty of 2.0% (the “Royalty”) to the Optionor. The Royalty will be paid on the gross proceeds received by the Company from the sale of minerals, less the applicable taxes, transportation costs, and certain smelting and treatment costs. The Royalty may be reduced by the Company from 2.0% of net smelter returns to 1.0% of net smelter returns by the payment of US$2 million to the Optionor. The Royalty may be further reduced by the Company from 1.0% of net smelter returns to nil by the payment of an additional US$2 million. If the Royalty is reduced to nil, the Royalty Agreement will terminate.

The Optionor may, with the consent of the Company, sell, transfer, assign its interest in the Royalty Agreement or its right or interest in the Royalty, provided that any purchaser, transferee or assignee agrees to be bound by the terms of the Royalty Agreement. The Company is entitled to assign, sell, transfer, mortgage, charge or otherwise encumber the Kiyuk Claims or the minerals or the proceeds thereof and its rights and obligations under the Royalty Agreement provided any purchaser, transferee or assignee agrees to be bound by the terms of the Royalty Agreement.

DETAILS OF THE KIYUK PROPERTY

The following description of the Kiyuk Property is derived from the Kiyuk Technical Report.

Property Description and Location

The Kiyuk Property is situated in southern Nunavut and comprises 50 contiguous mineral claims totalling 42,912 hectares that fall on Crown land within Nunavut Territory’s Kivalliq District. See Figure 1 – “Kiyuk Lake Property Territorial Location Map” and Figure 2 – “Kiyuk Lake Property Claim Map with Topography”.

The claim group is located approximately 85 km NNW of air-accessible Nueltin Lake Lodge, Manitoba, 300 km NE of road-accessible Points North, Saskatchewan, and 350 km WSW of boat-accessible Arviat, Nunavut. The Kiyuk Property itself covers three publicly recorded mineral showings, and only seven other showings are present within 35 km. The Kiyuk Property encapsulates Kiyuk Lake, is 65 km SW of Ennadai Lake and approximately 50 km N from the southern territorial border shared with Manitoba. The Nueltin Lake Lodge and Air Strip, owned by Treeline Lodge, has been the traditional staging point for the Kiyuk Property and can accommodate larger airplanes, including direct charters from Thompson, Winnipeg, and Lynn Lake, Manitoba. Treeline Lodge also owns outpost camps that are as close as 30 km to Kiyuk Lake.

All “active” claims are either in good standing or have assessment filings that are pending. As such, the lapse dates that are available are not definitive, and since assessment documents are still in review, the projected expiry dates could not be confirmed. Claim staking in Nunavut is carried out by erecting claim posts on the ground, and digital shapefiles of claim boundaries are available publicly.

Figure 1 – Kiyuk Lake Property Territorial Location Map

NUNAVUT
Arctic Bay
Nanisivik
Clyde River
Location Map
YT
NT
NU
BC
AB
SK
MB
NS
NUNAVUT
Qikiqtarjuaq
Igloolik
Hall Beach
Taloyoak
Gjoa Haven
Kugaaruk
Pangnirtung
Repulse Bay
Iqaluit
Cape Dorset
Kimmirut
NUNAVUT
Coral Harbour
Baker Lake
Ivujivik
Salluit
Kangiqsujuaq
Quaqtaq
Chesterfield Inlet
Rankin Inlet
Kangirsuk
Whale Cove
NORTHWEST TERRITORIES
Akulivik
Puvirnituq
Arviat
Inukjuak
QUEBEC
Churchill
Lac Brochet
Umiujaq
Lynn Lake
South Indian Lake
Fort Severn
Peawanuck
Kiyuk Claim Group
Roads
Selected Populated Places
Other Provinces
Nunavut
ONTARIO
Kiyuk Lake Project
Property Location
0 95 190 380 Kilometers
1:10,000,000 | Nad83-UTMZone14N | Oct 2010

Figure 2 – Kiyuk Lake Property Claim Map with Topography

410000
420000
430000
6710000
6700000
6690000
N
NT
NU
SK
MB
Churchill
Location Map
K10715
K10717
K10723
K10724
K10727
K10728
Kiyuk Lake
F97773
F97774
K10731
K10732
K10737
K10741
K10742
K10745
K10746
F95853
F95854
Watercourse
Contour (20 m)
Waterbody
0 0.5 1 2 Kilometers
Kiyuk Lake Project
Claim Group
1:150,000
| Nad83-UTMZone14N | Oct 2010

Option and Royalties

The Kiyuk Property is under option from M. Hauseux who retains a 2% net smelter royalty that can be reduced down to 1% for US$2 million and from 1% to 0% for additional US$2 million. See “Acquisition of the Kiyuk Option”.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The nearest major towns to the Kiyuk Property with significant infrastructure (e.g., airstrip, hospitals, etc.) are Churchill, Manitoba (400 km), Arviat, Nunavut (350 km), and Lynn Lake, Manitoba (400 km). No roads or rails are nearby. The property is accessible by aircraft in the summer (floats) and winter (skis), as well as by tracked vehicle in the winter. The Treeline Lodge fishing operation maintains an airstrip suitable for large propeller aircraft and is located only about 75 km SE of the claim block. Abundant lakes in the region provide for floatplane access, especially from the Treeline Lodge float base. Treeline Lodge can also supply full logistical support for an exploration program with respect to managing goods and providing room and board.

The Kiyuk Property has been extensively glaciated, resulting in polished rock ridges adjacent to lakes and minor muskeg. Forests are dominated by black spruce, jack pine and lesser birch and poplar. Relief within the property bounds is fairly subdued with maximum elevations of 360 m and minimum elevations of 300 m, indicated relief of only 60 m. Abundant lakes, widespread bogs, and plentiful glacial deposits result in very limited outcrop, which makes up ~10% of the surface.

Mapping and prospecting are best conducted in the summer season, while drilling and some forms of geophysical surveys are best conducted in the winter months (late November to late May) when muskeg and lakes are frozen. Snow is generally present up until mid June and freezing of smaller lakes begins in September.

Caribou are present in the area during the summer months as isolated animals or in smaller packs. In September herds start to coalesce and move through the area. Migratory birds pass through in May and June and start to return south in September as well. Moose, foxes, wolves, grizzly bears and wolverines are other mammals that exist in the area.

History

Academic and Government Survey History

Roughly three generations of government mapping has taken place in the immediate vicinity to the Kiyuk Property. Initial mapping was conducted by the Geological Survey of Canada in the 1950s and was followed by Eade’s mapping in the 1970s (1971 & 1973).

Lawrence Aspler has been the major contributor to recent academic and government investigations, primarily through the Western Churchill NATMAP Project that aims to better understand the geological environment. Much of his work focuses on the stratigraphic relationships, structural geology and metamorphic history of Paleoproterozoic rocks deposited on Archaen basement with an emphasis on the Henik, Montgomery and Hurwitz Groups. These “cover sequences” have allowed researchers to investigate geological events that postdate events and metamorphism imparted on Archaen rocks, and therefore have received considerable attention with respect to reconstructing geological histories of the Western Churchill Province.

Exploration History

The Kiyuk Lake area of southern Nunavut received little recorded exploration attention until Comaplex Minerals Corp (“Comaplex”) conducted regional exploration in the early 1990s using publically available lake sediment geochemistry, airborne magnetic geophysical survey data and reports of gossanous rocks identified during government regional mapping. This exploration work by Comaplex confirmed the gold mineralization at the Kiyuk Property; however, Comaplex eventually let its mineral right lapse. The property was left dormant until 2003 when it was restaked by M. Hauseux and S. Sumacz. Since then the claims were intermittently worked and the property expanded by optionee Newmont Canada Limited, it was then returned to the claim holders in early 2009 and subsequently optioned to Evolving Gold Corp. Subsequently, the property was optioned to Prosperity. No historical mineral resource or mineral reserve estimates have been made for the Kiyuk Property gold mineralization. Furthermore, no gold production has been undertaken from the area.

Acquisition of the Kiyuk Option

See “Acquisition of the Kiyuk Option”.

Geological Setting

Regional Geological Setting

The rocks of the Kiyuk Lake area belong to the Hearne Domain of the Western Churchill Province, part of the Precambrian Canadian Shield. The rocks are situated SE of the Snowbird Tectonic Zone (a major ~2,800 km crustal shear zone) and north of the Wathaman Batholith and Wollaston Group rocks. In general, rocks hosting gold mineralization at the Kiyuk Property are interpreted as representing intracratonic basin succession of continental to shallow marine strata (Hurwitz Group) and continental rift deposits (Kiyuk Group) that unconformably overlie the older marine strata. Relevant intrusive rocks younger than the sedimentary stratigraphy include diabase dykes, the undated foliated “Hogarth Sill” and the Nueltin Granites further east.

Local Geological Setting

Local to the Kiyuk Property, the Hurwitz and Kiyuk Groups dominate the geological setting with minor foliated granite, diabase dykes and a granitic body of the Nueltin suite marking the eastern extent of the Paleoproterozoic cover rocks. To the west, the cover sequences are in fault contact with the basement, however, the nature of this fault is uncertain.

Outcrop is uncommon and geological observation stations tend to be biased towards resistant units, such as the Watterson Formation of the Hurwitz Group. Faults and some unit contacts are typically interpreted from linear topographic features defined by lakes as well as juxtaposed and doubled stratigraphy. Frost heaves are thought to roughly represent underlying geology and have been used to aid mapping. Airborne geophysical surveys facilitated more accurate delineation of faults and in particular the hypothesized presence of recessive narrow diabase dykes.

Regional metamorphic grade of the Hurwitz and Kiyuk Groups at Kiyuk Lake is low, showing features of greenschist facies metamorphism generated during regional fold and thrust belt deformation. Where intrusions exist, a slightly higher grade is observed due to contact metamorphism.

Deposits and Mineralization

The characteristics seen for gold mineralization and other anomalous metals at Kiyuk Lake are correlative with IOCG systems. Although some differences are present, these may simply be distinct characteristics of this system, or perhaps the ‘missing’ components have yet to be found in this underexplored area with abundant overburden. If the IOCG model does not hold true in the long term, the mineralization could possibly be described as a complex interplay between orthomagmatic and mesothermal fluids. Despite the genetic model not being fully defined, the character of the mineralizing fluid is sufficiently well defined that targeting based on geological, geochemical and geophysical data is sound.

Visible gold exists in all well-mineralized areas, as very fine grains from less than 2 to at least 285 microns in size. It is readily freed by camp fire roasting and crushing. It contains less than 1 wt.% Ag. Grains sit in fractured pyrite, within polyphase replacement albite, among other places.

These characteristics along with voluminous felsic magmas, major structural faults and regional folds eventually prompted the area to be investigated with the IOCG model in mind. These well studied deposits often show significant zoning and variability, which should be kept in mind when considering the mineralization identified at the early stage Kiyuk Property.

There are nine main showings present at the Kiyuk Lake Property: Gold Point; Airstrip; Cobalt; Rusty; Moose; North Snake Lake; Southern Cobalt; Heart Pond; and Snake Lake South. These showings started as isolated occurrences; however, continued prospecting and surface sampling of mainly boulders is showing that many of these zones are roughly converging in intermediate areas where there is little exposure. Continuity is not guaranteed and showing extents may be distorted due to glacially transported material but nevertheless the identified zones close to the SE shores of Kiyuk Lake are numerous and have significant extents.

Gold mineralization at Kiyuk Lake property is found predominantly in the K1 conglomerate, K2 arkose and Tavani units; however, it is not restricted to these formations. Mineralization has also been noted the Hogarth Granite, Ameto Formation, and Watterson Formation. In general, the strongest mineralization is associated with the strongest albitization and sulphidization. The most predominant sulphides include pyrite, pyrrhotite and arsenopyrte.

Exploration

In addition to fairly extensive basic prospecting and mapping, numerous surface samples have been collected from the Kiyuk Property and a considerable amount of geophysical surveying has been conducted.

Mapping and prospecting on the Kiyuk Property since 1992 has been carried out primarily by M. Hauseux (M.Sc., Geology) and S. Sumacz. Work performed by other individuals has typically been moderated and supervised by M. Hauseux. Much of the geological observations up to the field season of 2007 have been converted into digital shapefiles; however, some maps are only available in paper form or digital images. The basic framework is well established and further refinements to the property geology will be small adjustments. Overall, the industry-focused mapping is relatively consistent with the regional government mapping conducted by Aspler (1989).

A total of 785 surface samples with geochemical values and spatial coordinates are available from the Kiyuk Property. Most of these samples have associated assay certificates, while the ones with uncertain origin likely originate from a 2006 field program conducted by Newmont. The characteristics of these uncertain samples do not alter the significance of any mineralized area. All sample analyses have been carried by reputable and certified analytical laboratories. Gold has been analyzed by fire assay via atomic absorption for first pass and via gravimetric methods for subsequent refinements. In general, trace elements have been determined by multi-element ICP-MS methods and major elements via XRF-fusion methods.

Airborne Geophysics

In 2007 Newmont contracted two main airborne surveys to resolve the magnetic and gravimetric characteristics of the core of the Kiyuk Lake Property. The first collected high resolution aeromagnetic data with concurrent VLF and radiometrics. The VLF and radiometric data was acquired as an experiment by the surveyors (Terraquest) and therefore was only delivered as ‘extra’ unprocessed data. A total of 2,166 line-km were flown on 150 m line spacings encompassing 342 km2 from a height of 70 m. The second airborne survey in 2007 was a gravity survey conducted by Bell Geospace and totalled 855.2 line-km with 400 m line spacings encompassing 320 km2 from a height of 80 m.

The airborne VLF and radiometric data have not been formally interpreted; however, some geological information can be extracted. As a general observation, there is moderately increased radiometric response in proximity to Kiyuk Lake as evidenced by the K2 unit to the SW having a low radiometric response. The corridor that hosts the Gold Point showing also shows elevated radiometric response. The Ameto Formation of the Hurwitz group shows a stronger baseline radiometric response than other units in the region, and is likely related to the ultimate source region derivation for its siliciclastics and minor volcanics. Deviations from the regional structure are abundant and can significantly aid interpretation of more detailed geological mapping. Several strong ~N-S conductors are present in the Cobalt and Airstrip showing locations but the Gold Point area does not seem to have a consistent response. Kiyuk Lake itself is relatively featureless, suggesting significantly different geology from the remainder of the region. How much of this quietening of VLF response is due to water and lake sediments is unclear.

An airborne gravity survey was conducted by Bell Geospace in August 2007 over the same general area as the magnetics survey. Overall, it appears as though rocks of unit K2 that are unmineralized show a gravity response that is intermediate to the remainder of the survey area. This may be due to introduction of iron-bearing phases during metasomatism, or is perhaps indicative of a more dense protolith that could be more susceptible to mineralization by chemical initiation. The SE region of the survey, which also shows a distinct radiometric high, is a moderate gravity low and is likely the result of an intrusive body. Similarly, a striking circular gravity low in the core of Kiyuk Lake is difficult to explain through stratigraphic changes and is likely due to a combination of responses from lake features (e.g., water + sediment) and a probable intrusive body. This is supported by overall quiescent magnetic and VLFEM geophysical responses over Kiyuk Lake.

In late September 2010 Evolving Gold contracted Terraquest Ltd. of Markham, Ontario, to conduct detailed airborne geophysics around the existing airborne survey block and roughly within the property bounds. The intent of this survey was to complete coverage of the Kiyuk Property airborne magnetic geophysical dataset since previous surveys have proved valuable for exploration targeting. A total of 2,829 line-km were flown in N-S directions by fixed wing aircraft at a height of 70 m. Spacing between N-S flight lines were 100 m. This newly acquired airborne magnetic data has been merged with the 2007 airborne geophysical data and levelled. The total area now covered by airborne magnetics is 432.2 km2 along 4,995 line-km.

The airborne geophysical magnetic data have not yet been formally interpreted by a geophysicist; however, several features are apparent from the expanded survey coverage:

  The prominent linear features ascribed to dikes are restricted to the area southeast of the arcuate trend that connects the majority of the mineralized zones.

  A prominent circular positive magnetic anomaly exists at the junction of KYK37, KYK38, KYK41 and KYK42 and is along the axial trace of the main Kiyuk syncline and within unit K2, as mapped by Aspler (1989).

  High magnetic intensity northwest of the main Kiyuk syncline roughly traces the contact of an anticline within unit K2; however, patterns are complex with repetitive breaks along the trace suggesting a more complex geological setting than has been mapped by Aspler (1989).

  A strong magnetic high exists at the southern bounds of the survey area (KYK51) and current geological mapping does recognize any features that would produce this type of response. Overall, the trends observed in the magnetic data correlate well with the historically mapped geology by Aspler (1989). Magnetic breaks and inconsistencies compared against mapped geology suggest local geological trends that should be investigated to better understand the local and regional geological setting, as well as the nature of mineralization.

Ground Geophysics

Ground IP-Resistivity geophysics was conducted in late 2007 after the acquisition of airborne gravity, magnetics, EM and radiometric data. Newmont contracted Quantec to conduct the survey that comprised 27.4 line-km over 13 dipole-dipole arrays (100 m receiver-transmitter distances) and three gradient arrays totalling 45 line-km covering 9 km2 (receiver dipole length of 100 m and line spacing of 200 m). The gradient arrays culminated in two gridded areas (Gold Point + Airstrip/Cobalt).

Two anomalous chargeability trends were identified in the grid survey areas by Newmont geophysicists in 2007. The first set is located between at both Airstrip and Cobalt Showings and two parallel bands strike 030, have lengths of at least 2 km, are open to the NE and in section dip to the NW. The chargeability horizon coincident with the Airstrip Showing was intersected by DDH KIY002 and at the approximate depth of piercing (~280 ft) the drill core begins to show appreciable pyrite. The second chargeability anomaly is located south of the Gold Point showing and is interpreted to represent an ENE-striking curvilinear trend ~4.75 km in length. Unlike the anomaly defined at Airstrip-Cobalt, the geophysical surveying near Gold Point does not have strong surface within the bulk of its survey bounds and the interpretation of a continuous 4.75 km anomaly is not entirely consistent with cross faulting thought to trace through and cut this projection. From the data present at the Gold Point showing, it does not appear to have a strong response to either resistivity or chargeability.

Isolated dipole-dipole line chargeability anomalies were identified near the Rusty Showing and near the south end of Snake Lake. The anomaly at Rusty coincides exactly with the mineralized outcrop. A subsequent line to the SW does not pick up the same feature; however, the pattern at Rusty does not give clear evidence as to the strike dip of the mineralization. The anomaly at the south end of Snake Lake is coincident with a mapped thrust fault separating the Ameto from the Watterson Formation and suggests a shallowly dipping structure plunging towards the WNW. A series of samples with anomalous gold are found in close proximity to this anomaly, but do not appear to have a chargeability response. Where overlap occurs, these observations are consistent with the Titan24 survey conducted in 2009.

Quantec Geoscience Ltd. was contracted by Evolving Gold to conduct its ground based Titan24 Deep Earth Imaging DCIP-MT geophysical service. The Titan24 IP array is designed to provide deep imaging of chargeability. The Gold Point and Airstrip showings were surveyed using 5 lines spaced at 300 m (one at 500 m) with 50 m “a” spacing along the line, and 5 lines spaced at 400 m with 50 m “a” spacing along the line, respectively. The total line-

km of data was 17.35 km. Final data delivered by Quantec included pseudosections for each of the ten lines as well as gridded data for the survey blocks at depths of 0, 100, 200, 300, 400, 500, 600 and 700 m.

In general, the response to the Titan24 survey was much more informative at the Airstrip showing than the Gold Point showing. At Gold Point, features appear to be flat lying and consist of a conductive nonchargeable overburden layer underlain by a near surface resister that is moderately chargeable. At depth, a deep resistor has been modeled at the North end of the survey. At the Airstrip showing survey, two intermittent strong and moderate chargeable horizons striking NE can be traced from surface downdip to the NW. These horizons, at surface, likely represent the Airstrip and Cobalt showings, respectively. The nature of the strongly chargeable area in the SE corner of the survey is uncertain. Where overlap occurs, these observations are consistent with the ground survey conducted in 2007.

Patterson Geophysics conducted ground magnetics over the Gold Point showing from August 25 to September 5, 2009 to better resolve the intense magnetic response from this significantly mineralized zone. Thirty seven lines spaced 25 m apart and 800 m long were planned to cover the Gold Point region with the exception of a central lake. The approximate area gridded is ~ 69 hectares. This data has no associated interpretation report; however, several features are notable. In general, surface samples of the Gold Point Showing with anomalous gold values correlate with the intense magnetic highs within the survey. Two distinct SSE trending linears are seen on the southern half of the survey block. The northern of the two appears to delineate the boundary of the strongest magnetic region, and the implications of the southern of the two is unclear as it is restricted to the far corner. The upper linear could represent a shear structure with a sinistral motion and offset of ~275 m, as evidenced by a pair of NE trending magnetic anomalies that exist on either side of the structure.

Drilling

One campaign of diamond drilling (2,331 m, NQ core) was undertaken on the Kiyuk Property by Newmont between April and May of 2008. Peak Drilling was contracted to undertake the drilling and Great Slave Helicopters provided air support. Thirteen holes were drilled from eleven sites, cursorily assessing 5 areas. Targeting was guided largely by geophysical anomalies and most drill holes were oriented to the NW. Consequently, the results of that drilling program were not entirely representative of the scope and scale of mineralization at the Kiyuk Property as defined by surface sampling and outcrop mapping. For example, several holes were collared behind mineralized zones and drilled down dip above the hypothesized zone at depth and in another location problems were encountered with drilling in one direction so the azimuth was turned 180 degrees. No downhole surveys were conducted, overburden was thin, casing was pulled, and holes were plugged. Splitting of core was done both manually and with a diamond saw.

Core was logged at the Nueltin Float base and 587 selected intervals were sent for Au assay to Thunder Bay ALS Chemex Laboratories using method Au-ICP22 (fire assay and ICP-AES, 50 g sample). Holes KIY-005 and KIY-010 were subjected to further geochemical characterization via ME-MS41 which can be described as a partial digestion method using aqua regia. Sample intervals average just over 1 m (min = 0.15 m, max = 3.5 m) and the exact interval placement was based primarily on lithological observations/changes. The relationship between mineralized intervals encountered in drill core and the true width of mineralization is difficult to ascertain because much of the drilling was oriented down dip of the interpreted width and not across the mineralization structures. Consequently, although the mineralization is believed to be striking NE and dipping to the NW, the previous diamond drilling campaign neither confirmed nor discounted these hypotheses. The nuggety nature of gold also makes interpretation of true width and grade difficult in this reconnaissance scale program.

Anomalous sections of drill core identified by Newmont in 2008 were re-sampled by Evolving Gold in 2009 to verify gold grades and to provide additional views of geochemistry and lithology. Where core had already been halved, it was quartered so as to leave some of the material in the boxes. Some variation in grades was seen, as expected, since the volume of rock was effectively halved in the 2009 sampling compared to the original assaying.

Overall, the grades generated from both samplings are comparable although no exact duplicates were observed due to lesser volumes being sampled and non-identical intercepts. Some sections were ‘upgraded’ while others were ‘downgraded’ but the majority showed relatively good correlation.

Sampling Method and Approach

Historical rock sampling at the Kiyuk Property has included grab samples, representative chip samples across cleared outcrop, halved diamond drill core and quartered diamond drill core. Rock sampling has been dominated by grab samples of float and rusty gossanous samples have probably been preferentially chosen. This is expected in any early stage exploration project as additional mineralized areas are being sought. Continuous chip samples from outcrop were systematically undertaken and sample lengths varied from cm-scale to m-scale. Sampling intervals and approaches for this early state exploration can be found in “– Exploration” and “– Drilling” above. The author of the Kiyuk Technical Report feels that adequate sampling intervals were chosen based on lithological changes and taking into consideration the nuggety effect of gold. Future sampling efforts on new drill core should be aware of the importance of sampled volume to reduce variability due to nugget effects. Rock sampling during the recent independent visit included two rock samples from the Airstrip Showing by the author of the Kiyuk Technical Report. These rocks were transported to Vancouver where they were delivered directly to ALS Laboratories.

Sample Preparation, Analyses and Security

All samples taken during ground work conducted or supervised by M. Hauseux have been well labelled and meticulously organized. No special details have been included in previous reports regarding sample security en route from the field to the laboratory. All analytical sample preparation has been conducted by certified laboratories (such as ISO 17025 certified TSL Laboratories in Saskatoon, Saskatchewan and ISO 9001 and 17025 certified ALS Chemex in both Thunder Bay, Ontario and Sparks, Nevada) specializing in mineral exploration assaying. Assay methods have included ME-ICP and neutron activation methods for geochemical information and gold assays were typically run via fire assay and gravimetric methods.

Internal standards and blanks were analyzed by the laboratories and in general samples submitted have endured split and duplicate checks. Methods did vary from year/program to year/program and lab to lab but the final data compilation is largely considered comparable for the purposes of this report and for early exploration. All future sampling programs will continue to be carried out in accordance with NI 43-101 guidelines.

Permits

Typical work permits (i.e., territorial water and land use permits) are required for exploration programs for any program of considerable size, and for moving in items via winter roads. As of September 18, 2010, permits had been secured for moving gear overland during the winter months of 2010–2011.

Environmental and First Nations Matters

As of the date of the Kiyuk Technical Report, there were no known environmental liabilities on the Kiyuk Property, and there were no known or anticipated First Nations land claims near the Kiyuk Property; however, all of Nunavut Territory is subject to the provisions of the Nunavut Land Claims Agreement between the Inuit of Nunavut and the Crown.

Conclusions of the Kiyuk Technical Report

The Kiyuk Lake Property hosts numerous showings of significantly mineralized outcrop, subcrop, and local float. Assays of mineralized samples cluster in the 3 – 5 g/t Au range with values of up to 36.97 g/t Au. Cursory diamond drilling in 2008 confirmed the existence of mineralization to depth and included several significant intercepts, but did not provide significant insight into the true width or continuity of mineralization. Discovery of additional mineralized outcrop along all of the trends defined by local float will greatly enhance the understanding of gold mineralization and provide greater data density and insight into gold distribution. Additional diamond drilling will allow direct sampling of bedrock in this region with extensive overburden.

The local and regional geology of the area is favourable for additional gold mineralization to be found proximal to the known areas, and the mineralization style at the Kiyuk Lake Property shares many characteristics with IOCG deposit models. Several other local prospects outside the claim block show similar geochemical characteristics, suggesting that mineralization found at the Kiyuk Lake Property is not a single anomaly. Continued scientific investigations into the nature of ore petrogenesis at the Kiyuk Lake Property would facilitate the interpretation of geophysical data as well as provide insight into the nature, and therefore vectors towards, mineralization.

Numerous airborne and ground geophysical surveys, including IP, Magnetics, VLF-EM, radiometrics and gravity have identified many anomalous features that suggest at least local lateral continuation of many of these zones. Furthermore, inversion and modeling of the extensive geophysical data shows distinct lithologies interpreted to be tied to mineralization extending to depth.

The author of the Kiyuk Technical Report concludes that the Kiyuk Property is of significant merit for an early stage exploration project, and that it warrants further exploration to refine the distribution and tenor of Au mineralization. The principal zones have been well documented using a variety of exploration techniques and are sufficiently understood for continued diamond drilling.

Recommendations

The author of the Kiyuk Technical Report recommends a two-phase progressive exploration program for the Kiyuk Lake Property. The first phase should test high priority targets such as the Cobalt, Airstrip, and Gold Point showings with an aim to delineate their true thicknesses and 3D orientations. The author of the Kiyuk Technical Report believes the results from Phase 1 diamond drilling will provide a clearer picture of the strength and distribution of mineralization at the Kiyuk Lake Property.

Provided the results from the Phase 1 program are encouraging, the author of the Kiyuk Technical Report recommends a more extensive program to evaluate (1) areas with less surface sample information (such as Snake Lake South), (2) areas delineated primarily by geophysical anomalies (such as the core of Kiyuk Lake), and (3) the continued extension of mineralized horizons/zones to depth.

Phase 1: Initial Diamond Drilling

The extensive work conducted to date sets the Kiyuk Project up well to carry out a small diamond drilling program to test fundamental questions about the grade and distribution of gold mineralization. A drilling program of at least 1,000 m is required to properly test a number of zones from multiple drill sites. Winter or summer drilling is feasible and both have their inherent difficulties when considering the remote location of this property. In general, winter drilling is less expensive and provides the ability to better manoeuvre diamond drills on frozen lakes/marshes. Exact drill site locations will depend on careful reinterpretation of geophysical data and prioritization of targets based on grade, geochemical/alteration characteristics, and rock type.

Phase 2: Extensive Diamond Drilling

Phase 2 exploration is contingent on encouraging results from Phase 1 and would utilize the framework developed in Phase 1 to thoroughly test the Kiyuk Lake Property. Provided Phase 1 results are satisfactory, at least 4,000m of diamond drilling is recommended to capitalize on the up front costs of working in southern Nunavut. Winter or summer drilling is feasible and both have their inherent difficulties when considering the remote location of this property. In general, winter drilling is less expensive and provides the ability to better manoeuvre diamond drills on frozen lakes/marshes.

Estimated Budgets

The proposed estimated budgets for Phase 1 and Phase 2 are found in Table 1.

Table 1 – Proposed Estimated Budgets for Phase 1 and Phase 2
Phase 1 – Mobilization and Diamond Drilling
Item	Estimated Cost

Purchase and mobilization of an approximately 12 person camp and support tractor	$350,000
Fuel	50,000
Food and supplies	45,000
Wages (approximately 7 staff for approximately 45 days)	115,000
Drilling, 1,000 m (at $225 / m inclusive)	225,000
Au + ICP Assays (1,000 samples at $45 each)	45,000
Demobilization	40,000
Contingency (approximately 5%)	50,000
Subtotal	$920,000
Phase 2 – Follow Up Diamond Drilling Program
Item	Estimated Cost
Camp upgrade and mobilization	$200,000
Fuel	200,000
Food and supplies	115,000
Wages (approximately 10 staff for approximately 90 days)	300,000
Drilling, 4,000 m (at $225 / m inclusive)	900,000
Helicopter (206, 3 hours minimum at 1,000 dry)	270,000
Au + ICP Assays (4,000 samples at $45 each)	180,000
Demobilization	80,000
Contingency (approximately 5%)	100,000
Subtotal	$2,345,000
Total Estimated Expenditures for Phase 1 and Phase 2	$3,265,000

Funds for Phase 2 Exploration Program

The recommended Phase 2 exploration program is contingent on satisfactory results from Phase 1. Provided Phase 1 results are satisfactory, at least 4,000m of diamond drilling is recommended, at a total estimated cost of approximately $2.345 million. The Company does not currently have the funds necessary to carry out the Phase 2 exploration program. While the Company intends to raise additional funds through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means, additional financing may not be available or, if available, the terms of such financing might not be favourable to the Company. A failure to raise capital, if needed, would have a material adverse effect on the Company’s business, financial condition and results of operations, as it would prevent the Company from carrying out the Phase 2 exploration program.

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE KIYUK PROPERTY

The following management’s discussion and analysis (the “MD&A”) is prepared from a review of the Statements of Project Exploration Expenditures of the Kiyuk Property for the fiscal period commencing August 1, 2009 and ending March 31, 2010 and for the six months ended September 30, 2010. It should be read in conjunction with the other subsections within the section entitled “Details of the Kiyuk Property” and the Statements of Project Exploration Expenditures of the Kiyuk Property and the accompanying notes contained elsewhere in this Prospectus.

The results for the period presented are not necessarily indicative of the results that may be expected for any future period.

Selected Financial Information

The following sets out selected exploration expenditures on the Kiyuk Property for the fiscal period commencing August 1, 2009 and ending March 31, 2010, the six months ended September 30, 2010, and the cumulative fiscal period commencing August 1, 2009 to September 30, 2010. This information has been derived from the Statements of Project Exploration Expenditures of the Kiyuk Property included elsewhere in this Prospectus. For reporting purposes, this statement is prepared in accordance with GAAP. You should read the following information in conjunction with the Statements of Project Exploration Expenditures of the Kiyuk Property and the related notes thereto.

	Period from		Cumulative
	August 1, 2009 to	Six months ended	expenditures to
	March 31, 2010	September 30, 2010	September 30, 2010
	(audited)	(audited)	(audited)
Acquisition costs	122,134	91,105	213,239
Deferred Exploration Costs
Assays	15,423	3,784	19,207
Advances	50,785	(50,785)	-
Geological consulting	73,941	48,859	122,800
Surveys and studies	181,812	99,307	281,119
License and maintenance fees	100	114,142	114,242
Field Expenses	378,786	30,829	409,615
Travel, meals & accommodation	178,802	75,876	254,678
Other	2,556	503	3,059
	882,205	322,515	1,204,720
Total Project Expenditures	$1,004,339	$413,620	$1,417,959

Period ended March 31, 2010

During the period commencing August 1, 2009 and ending March 31, 2010, $122,134 was incurred for acquisition costs and $882,205 was incurred in exploration expenditures on the Kiyuk Property. The expenditures for the period August 1, 2009 to March 31, 2010 relate to sampling and mapping at the Rusty and Gold Point showings, running ten Titan IP survey lines at the Gold Point and Cobalt showings and conducting a ground magnetic survey covering approximately 1 square km on the Gold Point showing. In addition, costs were incurred to mobilize and cache fuel for the upcoming drill program.

Six months ended September 30, 2010

During the six months ended September 30, 2010, $91,105 of acquisition costs and $322,515 was incurred in exploration expenditures on the Kiyuk Property. The expenditures for the six month period ended September 30, 2010 relate to additional mapping and sampling at the Rusty and Gold Point showings. In addition an airborne gradient magnetic VLF and radiometric survey was undertaken; however, it could not be completed due to weather conditions.

For further details of the Kiyuk Property see “Details of the Kiyuk Property” above.

THE SPIN OUT

Mechanics of the Dividend and Spin Out

Currently, the entire equity interest in the Company is held by Evolving Gold. In addition to the Share issued to Evolving Gold upon incorporation of the Company, Evolving Gold acquired 12,766,395 Shares in connection with the transfer of the Kiyuk Option Agreement to the Company, and Evolving Gold subscribed for 10,000,000 Shares and 5,000,000 Warrants pursuant to a private placement. Pursuant to the terms of the Funding Agreement, Evolving Gold may receive up to 2,000,000 Shares from the Company in connection with the reimbursement of Spin Out costs incurred by Evolving Gold.

To complete the Spin Out, Evolving Gold will distribute, as a special dividend, a number of Shares that it holds to Evolving Gold Shareholders as of the Record Date at a ratio of one Share for every 10 Evolving Gold Shares. The remaining interest in the Company will continue to be held by Evolving Gold following the Spin Out. It is estimated that, following completion of the Spin Out, Evolving Gold will hold approximately 43.9% of the issued and outstanding Shares. In addition, Evolving Gold may receive up to an additional 2,000,000 Shares from the Company pursuant to the terms of the Funding Agreement. After giving effect to such issuance, Evolving Gold would hold approximately 48.5% of the outstanding Shares. See “Principal Shareholders”.

Fractional Shares will not be issued. The number of Shares to be distributed to an Evolving Gold shareholder will be rounded down to the nearest whole number of Shares.

Holders of Evolving Gold Shares resident in Canada who acquire Shares pursuant to the Spin Out will be considered to have received a taxable dividend for Canadian federal income tax purposes equal to the fair market value of the Shares so received, and holders of Evolving Gold Shares considered not resident in Canada will be subject to Canadian federal withholding tax at the rate of 25% on the amount of the special dividend, subject to reduction under the terms of any applicable income tax treaty or convention. See “Certain Canadian Federal Income Tax Considerations” for a more detailed discussion. In addition, U.S. Holders may be subject to U.S. federal “backup” withholding. See “Certain United States Federal Income Tax Considerations for U.S. Holders” for a more detailed discussion of U.S. “backup” withholding. Evolving Gold will deliver to the Trustee the Shares otherwise distributable to Non-Residents. The Trustee will subsequently deliver such Shares to the Selling Agent for sale by the Selling Agent for purposes of effecting sales of such Shares in the public market. A portion of the proceeds from the sale of such Shares equal to the Canadian federal and U.S. “backup” withholding taxes applicable to the special dividend will be withheld and remitted to the CRA or the U.S. Internal Revenue Service (“IRS”) (as applicable) in satisfaction of the withholding tax liabilities described above.

Registration

Book-Entry Global Certificates

The Shares will be issued in book-entry form to each holder who holds Evolving Gold Shares in book-entry form as of the Record Date and will be represented by one or more fully registered book-entry global certificates (a “Global Certificate”) held by, or on behalf of, the Depository or a successor thereto as custodian for its participants, subject to the residency declaration requirements described under “Notice Regarding Declaration of Residency”.

Such holders of Shares will not receive the Shares in definitive certificate form. Rather, the Shares will be represented in book-entry form. Beneficial interests in the Shares, constituting ownership thereof by such beneficial holders, will be represented through book-entry accounts of institutions acting on behalf of beneficial owners, as direct and indirect participants (“Participants”) of the Depository. Each holder of Shares represented by a Global Certificate is expected to receive a customer confirmation from their respective Participant in accordance with the practices and procedures of the Participants, subject to the residency declaration requirements described under “Notice Regarding Declaration of Residency”. The Depository will be responsible for establishing and maintaining book-entry accounts for its Participants having interests in the Global Certificate. The ability of a beneficial owner of an interest in the Shares represented by a Global Certificate to pledge the Shares or otherwise take action with respect to such owner’s interest in the Shares represented by a Global Certificate (other than through a Participant) may be limited due to the lack of a physical certificate.

The Company does not and will not have any liability for (i) the records maintained by the Depository relating to beneficial interests in Global Certificates or the book-entry accounts maintained by the Depository, (ii) maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or (iii) any advice or representation made or given by the Depository or made or given herein with respect to the rules and regulations of the Depository or any action to be taken by the Depository or at the direction of its Participants.

If the Depository is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Global Certificates and the Company is unable to locate a qualified successor, or the Company has elected to terminate the book-entry only system through the Depository, beneficial owners of Shares represented by Global Certificates at such time will receive Shares in registered and definitive form (“Definitive Certificates”).

Definitive Certificates

The Shares will be issued in Definitive Certificate form to each holder who holds Evolving Gold Shares in definitive certificate form as of the Record Date, subject to the residency declaration requirements described under “Notice Regarding Declaration of Residency”.

Transfer and Exchange of Shares

Transfers of beneficial ownership in Shares represented by Global Certificates will be effected through records maintained by the Depository for such Global Certificates (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Unless Definitive Certificates are prepared and delivered, beneficial owners who are not Participants in the Depository’s book-entry system, but who desire to purchase, sell or otherwise transfer ownership of an interest in a Global Certificate, may do so only through Participants in the Depository’s book-entry system.

Registered holders of Definitive Certificates may transfer such Shares upon the payment of taxes or other charges incidental thereto, if any, by executing and delivering a form of transfer together with the Shares to the registrar (or such other person as may be designated by the Company) for the Shares at its principal office in the City of Vancouver, or such other city or cities as may from time to time be designated by the Company, whereupon new Shares will be issued in authorized denominations in the same aggregate amount as the Shares so transferred, registered in the names of the transferees.

Determination of Price

The deemed value of the 12,766,395 Shares issued pursuant to the Asset Transfer Agreement is equal to Evolving Gold’s book value of the Kiyuk Option on October 26, 2010.

Qualification of Securities

This prospectus qualifies the distribution of the Shares forming the Dividend.

No Shares will be delivered to any registered or beneficial holder of Evolving Gold Shares who is, or who appears to the Company, Evolving Gold or the Trustee to be, a Non-Resident within the meaning of the Tax Act. The distribution of Shares otherwise issuable to Non-Residents will be completed by the issuance of those shares to the Trustee as agent for the Non-Resident. All sales by the Trustee (through the Selling Agent) on the TSXV are considered secondary market sales of such Shares by the Trustee on behalf of the Non-Resident Evolving Gold shareholders.

Listing

The TSXV has conditionally approved the listing of the Shares under the symbol “PPG”, subject to Prosperity fulfilling all of the requirements of the TSXV.

USE OF PROCEEDS

Funds Available

As at December 31, 2010 the Company had, and anticipates having as at the date of payment of the Dividend, working capital of approximately $1,200,000. The Company will not realize any proceeds from the distribution of the Dividend.

After the declaration of the Dividend, if market conditions are favourable the Company intends to raise additional funds, and such financings may be conducted by way of private placements of Shares. It is expected that any additional funds raised would be contributed to working capital and may be applied to the Phase 2 work program if warranted.

Principal Purposes

We intend to use our working capital balance for expenditures over the period ending December 31, 2011, for exploration, drilling, metallurgical test work, and to pay for site and corporate overhead approximately as follows:

Principal Purpose	Estimated Amount to be Expended
Recommended Phase I Work Program(1)	$920,000
Payment to Optionor under Kiyuk Option Agreement(2)	$60,000
General and Administrative Expenses(3)	$313,000
Total	$1,293,000

Notes:

(1)	See “Details of the Kiyuk Property – Recommendations”. As of December 31, 2010, the Company had incurred approximately $110,000 in respect of the Phase I work program.
(2)

This payment is due to the Optionor on October 8, 2011, pursuant to the terms of the Kiyuk Option Agreement. If the Company determines that the results of the Phase 1 work program are not satisfactory, the Company may decide that it is not feasible to exercise the Kiyuk Option and acquire the Kiyuk Claims, in which case no additional payments would be made under the Kiyuk Option Agreement. See “Risk Factors – Non-exercise of Kiyuk Option”.

(3)

General and administrative expenses include the following: management fees - $126,000; legal and audit - $45,000; filing fees - $12,000; promotion and investor communications - $53,000; travel - $20,000; rent - $18,000; administrative expenses and office supplies - $24,000; directors’ and officers’ insurance - $15,000.

Pursuant to the terms of the Funding Agreement, all transaction costs related to the Spin Out up to a maximum of $300,000, including legal and accounting costs, the costs of preparing the Kiyuk Technical Report, the costs of preparing agreements, and regulatory expenses, have been and will be paid by Evolving Gold. The Company has agreed to reimburse Evolving Gold for the payment of such transaction costs through the issuance of Shares to Evolving Gold at a deemed price of $0.15 per Share. Assuming the maximum of $300,000 of transaction costs are incurred in connection with the Spin Out, the Company expects to issue up to 2,000,000 Shares to Evolving Gold pursuant to the terms of the Funding Agreement. As at December 31, 2010, the Company had recorded approximately $166,000 in transaction costs.

While we intend to spend the funds available to us as stated above, there may be circumstances where, for sound business reasons, a re-allocation of funds may be necessary. See “Risk Factors”.

We currently have no operating cash flow because we currently have no operating activities. In addition, as a result of our business plans for exploration at the Kiyuk Property, we expect cash flow from operations to be negative for the foreseeable future. See “Risk Factors”.

Business Objectives and Milestones

We intend to use the Kiyuk Technical Report as the basis for exploration at the Kiyuk Property. We initiated the Phase 1 work program outlined in the Kiyuk Technical Report in December 2010.

The recommended Phase 1 work program is to test high priority targets at the Kiyuk Property, with an aim to delineate their true thicknesses and 3D orientations. The author of the Kiyuk Technical Report believes the results from Phase 1 diamond drilling will provide a clearer picture of the strength and distribution of mineralization at the Kiyuk Lake Property. See “Details of the Kiyuk Property – Recommendations”.

The recommended Phase 2 exploration program is contingent on satisfactory results from Phase 1 and would utilize the framework developed in Phase 1 to test the Kiyuk Property. Provided Phase 1 results are satisfactory, at least 4,000m of diamond drilling is recommended, at a total estimated cost of approximately $2.345 million. The Company does not currently have the funds necessary to carry out the Phase 2 exploration program. While the Company intends to raise additional funds through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means, additional financing may not be available or, if available, the terms of such financing might not be favourable to us. A failure to raise capital, if needed, would have a material adverse effect on our business, financial condition and results of operations, as it would prevent the Company from carrying out the Phase 2 exploration program.

DIVIDEND POLICY

The Company has not paid any dividends on the Shares. We currently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate paying dividends in the foreseeable future. Any decision to pay dividends on the Shares in the future will be made by the Board on the basis of the earnings and financial requirements of the Company as well as other conditions existing at such time.

SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

Selected Financial Information

The following sets out our selected financial information for the period from the Company’s inception on September 10, 2010 to September 30, 2010. This information has been derived from our audited financial statements included elsewhere in this Prospectus. For reporting purposes, we prepare our financial statements in Canadian dollars and in conformity with GAAP. Our financial year end is March 31. You should read the following information in conjunction with the financial statements and the related notes thereto, along with “Management’s Discussion and Analysis”.

September 30, 2010
($)
(audited)
Total Assets	–
Liabilities	41,454
Shareholder’s Equity
Share Capital	–(1)
Deficit	(41,454)

Note:

(1)	The Share issued to Evolving Gold on incorporation of the Company was issued for $0.05. The figures presented have been rounded down.

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information for Prosperity is based on the assumptions described in the notes to the Prosperity unaudited pro forma balance sheet included elsewhere in this Prospectus. The unaudited pro forma balance sheet as at September 30, 2010 has been prepared based on the assumption, among other things, that the Dividend had occurred on September 30, 2010. The unaudited pro forma balance sheet is not necessarily indicative of Prosperity’s financial position and results of Prosperity that would have occurred if the events reflected had taken place on the dates indicated, nor do they purport to project Prosperity’s financial position for any future period.

The unaudited pro forma balance sheet is based on certain assumptions and adjustments, including the non-recurring expenditures related to the Spin Out. The selected unaudited pro forma financial information given below should be read in conjunction with the description of the Spin Out and the acquisition of the Kiyuk Property in this Prospectus, the unaudited pro forma balance sheet and the audited financial statements of Prosperity and the audited statements of project exploration expenditures of the Kiyuk Property included elsewhere in this Prospectus.

Unaudited Pro
Forma as at
September 30, 2010
($)
Cash	1,500,000
Mineral Properties	1,417,959
Total Assets	2,917,959
Liabilities	–
Capital Stock	2,934,703
Warrants	283,256
Deficit	(300,000)

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following management’s discussion and analysis (the “MD&A”) of financial condition and results of operations is prepared from a review of results of operations for the period from inception (September 10, 2010) to September 30, 2010. It should be read in conjunction with the sections entitled “Selected Financial and Pro Forma Financial Information” and “Risk Factors” and our audited balance sheet and the accompanying notes contained elsewhere in this Prospectus. Our financial statements are prepared in accordance with GAAP. Our fiscal year ends on March 31. Certain information contained herein is forward-looking and based upon assumptions and anticipated results that are subject to risks, uncertainties and other factors. Should one or more of these uncertainties materialize or should the underlying assumptions prove incorrect, actual results may vary significantly. Readers are cautioned to review “Forward-Looking Information” and “Risk Factors”. The results for the period presented are not necessarily indicative of the results that may be expected for any future period.

Description of Business

Our principal business is the acquisition, exploration and development of resource properties for the mining of precious metals. We have no revenues and our ability to ensure continuing operations under our current business plan is dependent on advancement of exploration activities at the Kiyuk Property. See also “General Development and Business of the Company”, “Acquisition of Kiyuk Property” and “Risk Factors – Risks Relating to the Company’s Business – Financing Requirements”.

As at September 30, 2010 we had a working capital deficit of $41,454, and as at December 31, 2010 we had working capital of approximately $1.2 million. See “Financial Condition – Liquidity” in this Management’s Discussion and Analysis.

Mineral Exploration Properties

We do not currently own any mineral properties, but subsequent to September 30, 2010 we acquired the Kiyuk Option relating to the Kiyuk Claims. See “Acquisition of Kiyuk Property”. The Kiyuk Property has no known Mineral Resources or Mineral Reserves. See “Risk Factors – Risks Relating to the Company’s Business –Dependence on Kiyuk Property”, “– Construction and Start-Up of New Mines”, “– Financing Requirements” and “Operating Hazards, Risks and Insurance”.

Since incorporation we have worked on procuring the rights to the Kiyuk Option and the organization of the Company. We have not carried out any exploration activities to date.

Technical Disclosure

Technical disclosure with respect to the Kiyuk Property was prepared by David Turner, M.Sc., P. Geo., a “Qualified Person” within the meaning of NI 43-101.

Basis of Presentation

Our financial statements are prepared in accordance with GAAP. Our significant accounting policies are outlined within Note 2 to our financial statements. These accounting policies have been followed consistently through the current period.

Selected Financial Information

The following information has been extracted from our audited financial statements for the period from inception to September 30, 2010. There are no comparable results from earlier periods, as we were not incorporated until September 10, 2010.

Period from inception to
September 30, 2010
($)
(audited)
Total assets at end of period	–
Total revenues	–
Loss for the period	41,454
Loss per share (basic and diluted)	41,454

Overall Performance

Set forth below is a discussion of our overall performance results of operations, financial condition, and cash flows. See also “General Development and Business of the Company”.

Results from Operations

The Company incurred a net loss of $41,454 as a result of legal, consulting and audit fees. These expenditures are transaction costs related to the Spin Out. The expenditures have been reflected as payable on the financial statements; however, the expenditures will be funded by Evolving Gold and reimbursed by Prosperity through the issuance of Shares pursuant to the terms of the Funding Agreement.

Financial Condition

Liquidity

As an exploration and evaluation stage company, our liquidity position decreases as expenses are incurred. To mitigate this liquidity risk, we will budget both exploration and administrative expenditures and closely monitor our liquidity position. Our cash position as at September 30, 2010 was nil and our net working capital deficiency as at September 30, 2010 was $41,454. At December 31, 2010, the Company had working capital of approximately $1.2 million. Our cash position is detailed below under the heading “Cash Flow”. We currently have sufficient cash to fund our exploration and development work on the Kiyuk Property and to cover corporate overhead to December 2011. We estimate the funds required for the exploration and development work and corporate overhead over such period to be approximately $1.233 million. We may complete additional equity financings depending on conditions of capital markets.

We currently derive no income from operations. Accordingly, our activities to date have been financed by cash raised through a private placement of Shares and Warrants. As we do not expect to generate cash flows from operations in the near future, we may continue to rely upon the sale of Shares to raise capital. As a result, the availability of financing, as and when needed, to fund our activities, cannot be assured. See “Risk Factors – Risks Relating to the Company’s Business – Financing Requirements”.

Share capital

During the period from incorporation (September 10, 2010) to September 30, 2010, we issued one Share. Subsequent to September 30, 2010, we issued 12,766,395 Shares to Evolving Gold under the Asset Transfer Agreement and 10,000,000 units (comprised of 10,000,000 Shares and 5,000,000 Warrants) to Evolving Gold for gross proceeds of $1.5 million. See “Prior Sales”. We have not issued any stock options under our Share Option Plan. We expect to grant options to employees, officers and directors in the normal course after completion of the Spin Out. See “Executive Compensation – Stock Option Grants”.

Pursuant to the terms of the Funding Agreement, Evolving Gold has agreed that it will be responsible for paying the costs related to the preparation and completion of the Spin Out. As consideration for paying such transaction costs, the Company has agreed to issue to Evolving Gold one Share for every $0.15 of transaction costs. Evolving Gold and the Company have agreed that the transaction costs payable by Evolving Gold will not exceed $300,000. Pursuant to the terms of the Funding Agreement, we are obligated to issue up to 2,000,000 Shares in connection with the reimbursement of Spin Out costs incurred by Evolving Gold. See “Acquisition of the Kiyuk Option – Funding Agreement”.

Cash Flow

The Company had no cash flow during the period from incorporation to September 30, 2010.

Subsequent to September 30, 2010, we issued 10,000,000 units comprised of 10,000,000 Shares and 5,000,000 Warrants for $1.5 million in cash. See “Transactions with Related Parties” in this Management’s Discussion and Analysis. As at December 31, 2010, we had working capital (unaudited) of approximately $1.2 million.

Financial and Other Instruments

We have not made use of any hedging or other financial instruments, and are not exposed to significant interest rate or credit risks.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities or derivative financial obligations.

Transactions with Related Parties

The Company acquired the Kiyuk Option from Evolving Gold in consideration for the issuance of 12,766,395 Shares, pursuant to the terms of the Asset Transfer Agreement.

On November 5, 2010, the Company completed a $1.5 million private placement with Evolving Gold pursuant to which the Company issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant.

Outstanding Share Data

As of the date of this Prospectus, we have 22,766,396 issued Shares. Since incorporation on September 10, 2010 to the date of this MD&A, we have completed the following financings:

		Number of	Proceeds, net
		Shares	of issue costs
September 10, 2010	Issued on incorporation	1	–
November 2, 2010	Asset acquisition	12,766,395(2)	$1,417,959(2)
November 5, 2010	Private placement	10,000,000(3)	$1,500,000(3)
Total		22,766,396(4)	$2,917,959

Notes:

(1)	The Share issued to Evolving Gold on incorporation of the Company was issued for $0.05. The figures presented have been rounded down.
(2)

On November 2, 2010, the Company acquired the Kiyuk Option Agreement from Evolving Gold for a purchase price of $1,417,959. The Company paid the purchase price through the issuance of 12,766,395 Shares to Evolving Gold.

(3)

On November 5, 2010, the Company completed a private placement pursuant to which it issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant.

(4)	Pursuant to the terms of the Funding Agreement, we are obligated to issue up to 2,000,000 Shares in connection with the reimbursement of Spin Out costs incurred by Evolving Gold.

Risks and Uncertainties

See “Risk Factors”.

Recent Accounting Pronouncements

International Financial Reporting Standards

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of GAAP and IFRS over an expected five year transitional period. In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011, with earlier adoption permitted. The Company will issue its first interim and annual financial statements prepared under IFRS for the three months ended June 30, 2011 and fiscal year ended March 31, 2012, respectively, with restatement of comparative information presented. This will require the restatement for comparative purposes of amounts reported by the Company for the fiscal year ended March 31, 2011. Given that the Company began operations at the end of September 2010, there will be very limited comparative information available for the first two quarters of fiscal 2012.

The individual heading up the IFRS conversion for the Company has been identified and has received IFRS training. The differences between current GAAP and IFRS have been identified and an assessment of the impact of the conversion on operations has been made based on assumptions about the types of assets and operations the Company will have once it is fully operational. The Company has selected its accounting policies and IFRS 1 elections. The Company will continue to capitalize its mineral exploration expenditures and will continue to carry these expenditures at cost rather than fair value. The Company will carry any future fixed assets at cost. When the Company issues options, it intends to treat each tranche of graded vested options as a separate option grant for valuation and accounting purposes and will estimate forfeitures at the time of grant. The Company’s current assessment is that IFRS will result in significantly more disclosure within the financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our directors and executive officers:

Current or
Name and Municipality of	Proposed Office	Date of	Principal Occupation During
Residence	with the Company	Appointment	Five Preceding Years
Directors
R. Bruce Duncan(1) Mississauga, Ontario	Chief Executive Officer and Director	September 10, 2010

President and Chief Executive Officer of Bolero Resources Corp., December 2005 to present; President and Chief Executive Officer of AusPostash Corp., May 2009 to September 2009; Chief Executive Officer of AusPotash Corp., August 2008 to September 2009.

R. Stuart (Tookie) Angus Sechelt, British Columbia	Director	September 10, 2010	Director of numerous publicly traded corporations, January 2006 to present; Managing Director Mergers & Acquisitions of Endeavor Financial, November 2003 to December 2005.

Current or
Name and Municipality of	Proposed Office	Date of	Principal Occupation During
Residence	with the Company	Appointment	Five Preceding Years
Robert W. Barker, Ph.D., P. Geo. Lakewood, Colorado	Director	September 10, 2010

Chief Executive Officer of Evolving Gold Corporation, November 2008 to present; Senior Geologist of Evolving Gold Corporation, November 2007 to November 2008; General Manager American Exploration of Newcrest Exploration Inc., January 1994 to November 2007.

Executive Officer
Olga Nikitovic(2) Mississauga, Ontario	Chief Financial Officer and Corporate Secretary	October 14, 2010

Chief Financial Officer of Bolero Resources Corp., July 2007 to present; Partner of West Oak Capital Partners Inc. from November 2004 to present; Chief Financial Officer of AusPotash Corp., August 2008 to September 2009; Chief Financial Officer of Alix Resources Corp., June 2007 to April 2009; Chief Financial Officer of Geo Minerals Ltd., August 2006 to April 2009.

Notes:

(1)	Mr. Duncan is the spouse of Ms. Nikitovic.
(2)	Ms. Nikitovic is the spouse of Mr. Duncan.

As of the date hereof, our directors and executive officers, as a group, beneficially own, directly or indirectly, or exercise control or direction over, nil Shares.

The directors and officers of the Company will devote the time required to achieve the goals of the Company. It is expected that Mr. Duncan, Chief Executive Officer and director of the Company, and Ms. Nikitovic, Chief Financial Officer and Corporate Secretary of the Company, will devote approximately 50% and 33% of their time, respectively, to the affairs of the Company. Mr. Angus and Mr. Barker will each devote approximately 5% of their time to the affairs of the Company.

Biographies

The following are brief biographies of the above individuals:

R. Bruce Duncan, Chief Executive Officer and Director, Age 49

Mr. Duncan has over 30 years experience in the capital market and brokerage industry, including eight years with Gordon Capital Corporation. Mr. Duncan is currently the President of West Oak Capital Partners Inc., which provides strategic advisory services, including identifying and qualifying merger and acquisition candidates and advising in public transactions. Mr. Duncan’s client base has included financial services, aviation, mining, oil and gas, logistics, and retail industries. Mr. Duncan currently sits on the boards of several private companies and is the President and CEO of Bolero Resources Corp. Mr. Duncan is the former President and CEO of AusPotash Corp., an Australian potash company. Mr. Duncan has extensive experience advising on corporate takeovers, both friendly and hostile, either by designing and executing effective approaches to acquiring assets or by implementing defensive strategies.

Robert W. Barker, Ph.D., P. Geo., Director, age 65

Dr. Barker has been the Chief Executive Officer of Evolving Gold since November 2008, before which he was Evolving Gold’s Senior Geologist since November 2007. He was General Manager of American Exploration for Newcrest Resources Inc., a wholly owned subsidiary of Newcrest Mining Ltd. of Australia from 2001 to 2007. Dr. Barker has spent 45 years in successful multi-commodity mining exploration with 27 years in exploration and acquisition leadership in North America, Central America, South America and Australia. Dr. Barker holds a Ph.D. from the University of California, Berkeley and a Bachelor of Arts from Hamilton College.

R. Stuart (Tookie) Angus, Director, age 61

Mr. Angus has over 30 years experience as an advisor to the exploration and mining industry. He has extensive knowledge and experience in mergers and acquisitions, as well as complex, international exploration and mining agreements. Mr. Angus holds a Bachelor of Laws degree from the University of British Columbia, and he was a partner of Fasken Martineau DuMoulin LLP, a Canadian law firm, and head of its Global Mining Group. From November 2003 to December 2005, Mr. Angus served as Managing Director – Mergers and Acquisitions for Endeavor Financial. He is currently a director of a number of exploration and mining companies.

Olga Nikitovic, Chief Financial Officer and Corporate Secretary, age 49

Ms. Nikitovic is a Chartered Accountant and management consultant with over 20 years of work experience. Ms. Nikitovic obtained her Bachelor of Commerce (Honours) degree from Laurentian University in 1984, and she obtained her Chartered Accountant designation in 1986. Ms. Nikitovic worked at PricewaterhouseCoopers LLP for nine years in both the audit and management consulting departments. While consulting, Ms. Nikitovic specialized in re-engineering and cost management. After leaving PricewaterhouseCoopers LLP, Ms. Nikitovic held senior management positions with two of Canada’s largest retailers. Ms. Nikitovic has been the Chief Financial Officer for a number of publically traded mining companies and is currently the CFO for Bolero Resources Corp.

Corporate Cease Trade Orders

To the best of our knowledge no current director or executive officer of the Company is, as at the date of this Prospectus, or was, within 10 years before the date of this Prospectus, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, other than Mr. Angus. Mr. Angus is a director of Wildcat Silver Corporation (“Wildcat”). In October 2007 Wildcat requested and received notice from the BCSC of the issuance of a management cease trade order ( “MCTO”) in connection with the late filing of Wildcat’s annual audited consolidated financial statements for the fiscal year ending June 30, 2007. Wildcat’s failure to make the filing within the required time frame was due to the need to clarify potential foreign tax obligations relating to an acquisition. The required filing was made on January 7, 2008 and the MCTO was revoked on January 8, 2008.

For the purposes of the above paragraphs, “order” means a cease trade order, an order similar to a cease trade order; or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

Bankruptcies

To the best of our knowledge no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)

is, as at the date of this Prospectus, or has been within the 10 years before the date of this Prospectus, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the 10 years before the date of this Prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Penalties or Sanctions

To the best of our knowledge no director or executive officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of our knowledge there are no known existing or potential material conflicts of interest among the Company and the Company’s directors, officers or other members of management, as a result of their outside business interests except that certain of our directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such companies. In the event of such a conflict of interest, the Company will follow the requirements and procedures of applicable corporate and securities legislation and applicable exchange policies, including the relevant provisions of the CBCA.

Indemnification and Insurance

We are currently negotiating the terms of a director and officer insurance program, with an expected coverage limit of approximately $2.0 million. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements generally require that we indemnify and hold the indemnitees harmless to the greatest extent permitted by applicable law for liabilities arising out of the indemnitees’ service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or proceedings, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide that we advance defence expenses to the indemnitees.

Position Descriptions

The Chief Executive Officer of the Company has the primary responsibility for the management of the business and affairs of the Company. As such, the Chief Executive Officer will establish the strategic and operational orientation of the Company and in so doing, provide leadership for the effective overall management, profitability, increasing shareholder value and growth of the Company, and for conformity with policies agreed upon by the Board. The Chief Executive Officer is responsible for developing and overseeing the execution of, and monitoring the progress of, the business plan and annual operating and capital budgets, and for identifying, and developing plans to manage, the principal risks with respect to the Company and its business. Together with the Chief Financial Officer, the Chief Executive Officer ensures appropriate and timely disclosure of material information. The Chief Executive Officer is directly accountable to the Board for all activities of the Company.

The Chief Financial Officer provides effective financial leadership to grow value responsibly, in a profitable and sustainable manner. With the Chief Executive Officer, the Chief Financial Officer facilitates ethical and responsible decision making, appropriate management and corporate governance practices. The Chief Financial Officer also provides general supervision and management of the day-to-day financial and accounting affairs of the Company within the guidelines established by the Board, consistent with decisions requiring prior approval of the Board and the Board’s expectations of management and the Company’s risk profile. With the Chief Executive Officer, the Chief Financial Officer ensures that the Company has complied with all regulatory requirements for the Company’s financial information, reporting, disclosure requirements and internal controls over financial reporting.

EXECUTIVE COMPENSATION

Summary Compensation

During the period from inception to September 30, 2010 no compensation was paid to or earned by the individual who served as Chief Executive Officer of the Company during such fiscal period. We did not have a Chief Financial Officer or any other executive officers during that fiscal period.

Olga Nikitovic was appointed Chief Financial Officer and Corporate Secretary on October 14, 2010.

It is expected that, after completion of the Spin Out, the Chief Executive Officer will receive a salary $7,000 per month, and the Chief Financial Officer will receive a salary of $3,500 per month.

Compensation Discussion and Analysis

The Company’s compensation policies and programs will be designed to recognize and reward executive performance consistent with the success of the Company’s business. These policies and programs will be intended to attract and retain capable and experienced people. The Board’s role and philosophy will be to ensure that the Company’s compensation goals and objectives, as applied to the actual compensation paid to the Company’s CEO and other executive officers, are aligned with the Company’s overall business objectives and with shareholder interests.

The Board will consider a variety of factors when determining both compensation policies and programs and individual compensation levels. These factors include the long-range interests of the Company and its shareholders, overall financial and operating performance of the Company and the Board’s assessment of each executive’s individual performance and contribution toward meeting corporate objectives.

The Board will assume responsibility for reviewing and monitoring the long-range compensation strategy for the senior management of the Company. The Board will determine the type and amount of compensation for the executive officers. The Board also reviews the compensation of the Company’s senior executives and reviews the strategic objectives of the Company’s share option plan and sets stock based compensation, and considers any other matters which in its judgment should be taken into account in reaching conclusions concerning the compensation levels of the Company’s executive officers.

Philosophy and Objectives

The compensation program for the Company’s senior management will be designed to ensure that the level and form of compensation achieves certain objectives, including:

(a) attracting and retaining talented, qualified and effective executives;

(b) motivating the short and long-term performance of these executives; and

(c) better aligning their interests with those of the Company’s shareholders.

Elements of the Compensation Program

In compensating its senior management, the Company intends to employ a combination of base salary and equity participation through its stock option plan.

Base Salary

In the Board’s view, paying base salaries competitive in the markets in which the Company operates, is a first step to attracting and retaining talented, qualified and effective executives.

Equity Participation

The Company believes that encouraging its executives and employees to become shareholders is the best way of aligning their interests with those of its shareholders. Equity participation will be accomplished through the Company’s share option plan. Share options will be granted to executives and employees taking into account a number of factors, including the amount and term of options previously granted, base salary and competitive factors. The amounts and terms of options granted will be determined by the Board.

Given the evolving nature of the Company’s business, the Board continues to review and redesign the overall compensation plan for senior management so as to continue to address the objectives identified above.

Option-Based Awards

The Company has a share option plan in place which was established to provide incentive to qualified parties to increase their proprietary interest in the Company and thereby encourage their continuing association with the Company. The Board expects that management will propose share option grants based on such criteria as performance, previous grants, and hiring incentives. All grants require approval of the Board. The share option plan will be administered by the Board and provides that options will be issued to directors, officers, employees or consultants of the Company or a subsidiary of the Company. See “Options to Purchase Securities” for further information on the Company’s share option plan.

Compensation of Directors

No compensation is currently being paid to our directors. Each director is entitled to participate in any security-based compensation arrangement or other plan adopted by us from time to time with the approval of our Board. The directors will be reimbursed for expenses incurred on our behalf. See “Options to Purchase Securities –Share Option Plan” for further details on the Share Option Plan. No additional fees, including meeting fees, will be paid to directors. Director compensation will be subject to review and possible change on an annual basis.

Employment Contracts and Termination of Employment, Changes in Responsibility

There are currently no employment contracts or arrangements in existence with any of our directors or executive officers and there are currently no arrangements or agreements made with any of our executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of Prosperity or a change in the named executive officer’s responsibilities following such a change of control.

We expect to enter into employment agreements with several of our executive officers at or after the Spin Out. The terms of those agreements have not been settled; however, we expect that generally the agreements will provide for compensation of a mix of salary and share options, as well as for payment or benefit in the event of termination of employment, change of control of the Company and change in the officer’s responsibilities after a change of control of the Company. All such employment agreements will be reviewed and approved by the independent members of the Board prior to execution by the Company.

Share Option Grants

As of the date hereof there are no share options outstanding under our Share Option Plan. We expect to grant Options to employees, officers and directors in the normal course after the Record Date.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No director, executive officer, employee, former director, former executive officer or former employee of the Company is or has within 30 days before the date of this Prospectus been indebted to the Company or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or similar agreement provided by the Company, except for routine indebtedness.

AUDIT AND CORPORATE GOVERNANCE COMMITTEE

Audit and Corporate Governance Committee

The Audit and Corporate Governance Committee’s Charter

The full text of the charter of the Audit and Corporate Governance Committee is attached as Appendix “A” to this Prospectus.

Composition of the Audit and Corporate Governance Committee

The Audit and Corporate Governance Committee is currently composed of R. Bruce Duncan, R. Stuart (Tookie) Angus and Robert W. Barker. Mr. Angus is the Chairman of the Audit Committee. Messrs. Angus and Barker are independent as defined in NI 52-110. As Mr. Duncan is the Chief Executive Officer of Prosperity, he is not considered independent. Each of the members of the Audit and Corporate Governance Committee is considered financially literate as that term is used in NI 52-110.

Relevant Education and Experience

For details regarding the experience of each member of the Audit and Corporate Governance Committee that is relevant to the performance of his responsibilities as an Audit and Corporate Governance Committee member refer to “Directors and Executive Officers”.

Reliance on Certain Exemptions

The Company has not, since the commencement of its most recently completed financial year, relied on (a) the exemption in section 2.4 of NI 52-110 (De Minimis Non-audit Services), or (b) an exemption, in whole or in part, granted under Part 8 (Exemptions) of NI 52-110.

Pre-Approval Policies and Procedures

We have not adopted specific policies and procedures for the engagement of non-audit services. The Audit and Corporate Governance Committee will review the engagement of non-audit services as required.

Exemption

The Company is a “venture issuer” as defined in NI 52-110 and relies on the exemption in section 6.1 of NI 52-110 relating to Part 3 (Composition of Audit Committee) and Part 5 (Reporting Obligations).

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

General

Corporate governance refers to the policies and structure of the board of directors of a corporation, whose members are elected by and are accountable to the shareholders of the corporation. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognizes the principles of good management. The Board is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

Constitution and Independence of the Board

A majority of the current members of the Board are independent directors. The Board is currently comprised of three persons, two of whom are independent directors. Directors are considered to be independent if they have no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

The following table outlines the Company’s current independent and non-independent directors, and the basis for a determination that a director is non-independent:

Director	Independent / Non-Independent
R. Bruce Duncan	Non-Independent Basis for determination: Mr. Duncan is the Chief Executive Officer of the Company
R. Stuart (Tookie) Angus	Independent
Robert W. Barker	Independent

The Board will focus on developing its independence from management. The independent members of the Board expect to meet without management after every quarterly Board meeting. Furthermore, individual directors may engage an outside advisor at the expense of the Company in appropriate circumstances.

The following current directors of the Company are also directors of other reporting issuers as set out below:

	Name of Reporting Company and	Position with Reporting
Name of Director	Exchange	Company
R. Bruce Duncan	Evolving Gold Corp. – TSX	Director
	Bolero Resources Corp. – TSXV	Director
R. Stuart (Tookie) Angus	Evolving Gold Corp. – TSX	Director & Chair
	Nevsun Resources Ltd.- TSX, AMEX	Director & Chair
	Plutonic Power Corporation – TSX	Director
	SouthGobi Resources Ltd. – TSX	Director
	Kobex Minerals Inc. (formerly IMA Exploration Inc.) – AMEX, TSXV	Director
	Wildcat Silver Corporation – TSXV	Director
	Dynasty Gold Corp. – TSXV	Director & Chair
	Tsodilo Resources Limited – TSXV	Director
	San Marco Resources Inc. – TSXV	Director
	Tirex Resources Ltd. – TSXV	Director & Chair
	Santa Fe Metals Corporation – TSXV	Director & Chair
	Bolero Resources Corp. – TSXV	Director & Chair
	Ventana Gold Corp. – TSX	Director
	Yellowhead Mining Inc. – TSXV	Director
	Riva Gold Corporation – TSXV	Director

	Name of Reporting Company and	Position with Reporting
Name of Director	Exchange	Company
Robert W. Barker	Evolving Gold Corp. – TSX	Director
	Galliard Resources Corp. – CNSX	Director

Board Mandate

The Board has not adopted a formal mandate. However, the Board delineates its role and responsibilities by monitoring its business decisions, identifying principal risks and opportunities for the Company’s business and ensuring the implementation of appropriate systems to manage any risks.

The Board encourages continued education requirements for its directors on policies dealing with the issuance of news releases and disclosure documents.

The Board performs its functions through quarterly and special meetings and has delegated certain of its responsibilities to the Audit and Corporate Governance Committee. In addition, the Board has established policies and procedures that limit the ability of management to carry out certain specific activities without the prior approval of the Board.

The Board, through the Audit and Corporate Governance Committee, has the responsibility to identify the principal risks of the Company’s business. The Board expects to work with management to implement policies to identify the risks and to establish systems and procedures to ensure that these risks are monitored.

The Board will review and discusses succession planning for senior management positions as part of the Company’s planning process. All appointments of senior management are approved by the Board.

Inquiries by shareholders will be directed to and dealt with by senior management. The Board and Audit and Corporate Governance Committee will have responsibility for the integrity of internal controls and management information systems. The Company’s external auditors will report directly to the Audit and Corporate Governance Committee. In its regular meetings with the external auditors, the Audit and Corporate Governance Committee will discuss, among other things, the Company’s financial statements and the adequacy and effectiveness of the Company’s internal controls and management information systems.

Orientation and Continuing Education

When new directors are appointed, they will receive orientation, commensurate with their previous experience, on the Company’s business, technology and industry and on the responsibilities of directors.

Board meetings may also include presentations by the Company’s management and employees to give the directors additional insight into the Company’s business.

Assessments

The Board will monitor the adequacy of information given to directors, communication between the Board and management and the strategic direction and processes of the Board and its committees.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares without par value. As at the date hereof, 22,766,396 Shares are issued and outstanding as fully paid and non-assessable.

The holders of Shares are entitled to one vote per Share at meetings of the shareholders of the Company. Holders of Shares are entitled to dividends, if, as and when declared by the Board and, upon liquidation, to participate equally in such assets of the Company as are distributed to the holders of Shares.

CAPITALIZATION

The following table sets forth our capitalization as at the dates indicated, after giving effect to the Spin Out and the $1.5 million private placement to Evolving Gold. This table should be read in conjunction with our MD&A and our audited financial statements (including the notes thereto) contained in this Prospectus.

Outstanding as at September 30, 2010, after
giving effect to the Spin Out and Private
Placement
Indebtedness

Total debt	-

Shareholders’ Equity

Shares (22,766,396 issued and outstanding; authorized: unlimited)	2,934,703

Warrants (5,000,000 outstanding)	283,256

Deficit	(300,000)

Total shareholders’ equity	2,917,959

OPTIONS TO PURCHASE SECURITIES

Share Option Plan

The Company’s Share Option Plan was adopted by the Board on December 7, 2010. The purpose of granting share purchase options (“Options”) under the Share Option Plan is to advance the interests of the Company by recognizing the contributions made by service providers and creating an incentive for their continuing assistance to the Company by encouraging equity participation.

The maximum number of Shares that may be reserved for issuance under the Share Option Plan, which is a “rolling plan”, may not exceed 10% of the issued and outstanding Shares at the time Shares are reserved for issuance as a result of the grant of an Option. Under a rolling plan such as the Share Option Plan, any increase in the number of outstanding Shares will result in an increase in the number of shares that are available to be issued under the Share Option Plan in future, and any exercise of an Option previously granted under the Share Option Plan, will result in an additional grant being available under the Share Option Plan. As of February 1, 2011, there were 2,276,639 Shares available for grant under the Share Option Plan, of which nil are outstanding and 2,276,639 remain available for grant.

The material terms of the Share Option Plan are as follows:

  Options to purchase Shares may be granted to directors, officers, employees of the Company, and to individuals who are engaged to provide the Company, consulting, technical, management or other services.

  If an Option granted under the Share Option Plan expires unexercised or is terminated by reason of dismissal of the optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Shares issued under the Option will be returned to the Share Option Plan and be eligible for re-issuance.

  The exercise price of an Option will be set by the Board at the time such Option is allocated under the Share Option Plan, and cannot be less than the discounted market price.

  The term of the Option cannot exceed 10 years and the Option must be outstanding for at least one year before the Company may extend its term.

  The Board will be responsible for the general administration of the Share Option Plan. The Board has the power to

o	allot Shares for issuance in connection with the exercise of Options;

o	grant Options;

o

subject to any necessary regulatory approval, amend, suspend, terminate or discontinue the Share Option Plan, or revoke or alter any action taken in connection with the Share Option Plan, except for any alteration or impairment of an Option previously granted under the Share Option Plan without the prior consent of all optionees or unless the alteration or impairment occurred as a result of a change in TSXV policies;

o	delegate all or any portion of its powers to one or more committees of the Board.

  The Board, subject to requirements of the TSXV and receipt of any necessary regulatory approval, may in its absolute discretion, amend or modify the Share Option Plan or any Option granted as follows:

o	it may make amendments of a typographical, grammatical or clerical nature;

o	it may change the vesting provisions of an Option, subject to prior written approval of the TSXV;

o	it may change the termination provision of an Option, if it is not an extension beyond the original expiry date;

o	it may make amendments necessary as a result of changes in securities laws applicable to the Company;

o	it may make amendments as may be required by the policies of a senior stock exchange or stock market if it becomes listed on one; and

o	it may amend the Share Option Plan (except for previously granted and outstanding Options) to reduce the benefits that may be granted to service providers before a particular Option is granted.

  The Company will be required to obtain prior shareholder approval to amend the Share Option Plan or an Option if:

o

the Share Option Plan, together with all of the Company’s other share compensation arrangements, could result in: (i) the aggregate number of Shares reserved for issuance under Options granted to insiders exceeding 10% of the outstanding Shares; (ii) the number of Shares issued under the Option to insiders within a one-year period exceeding 10% of the outstanding Shares; or, (iii) the issuance to any one optionee, within a 12-month period, of a number of Shares exceeding 5% of outstanding Shares; or

o	there is any reduction in the exercise price of an Option previously granted to an insider.

  The following restrictions on issuance of Options under the Share Option Plan are applicable:

o

no service provider can be granted an Option if that Option would result in the total number of Options, together will all other share compensation arrangements granted to the service provider in previous 12 months, exceeding 5% of the outstanding Shares;

o	no Options can be granted under the Share Option Plan if the Company is on notice from the TSXV to transfer its listed shares to the NEX;

o

the aggregate number of Options granted to all the service providers conducting investor relations activities in any 12-month period cannot exceed 2% of the outstanding Shares, without prior TSXV approval;

o	the aggregate number of Options granted to any one consultant in any 12-month period cannot exceed 2% of the outstanding Shares, without prior TSXV approval.

  The exercise price of an Option may be amended if at least six months have elapsed since the later of the date of commencement of the term of the Option, the date the Shares commenced trading on the TSXV, and the date of the last amendment of the exercise price, subject to the requirement to obtain disinterested shareholder approval prior to any reduction in the exercise price of an Option previously granted to an insider.

  The terms of an Option may be amended, but such amendment must be approved by the TSXV prior to the exercise of such Option.

  If a take over bid is made to the shareholders of the Company, the Company will notify optionees and such Options may immediately be exercised in whole or in part by the optionee, subject to approval by the TSXV.

  Options may not be exercised after an optionee has left his employ/office or has been advised by the Company that his term of service has been terminated, except as follows:

o	in the case of the death of an optionee, up to one year after the date of death or the expiry date of the Option, whichever comes first;

o	any vested Option will expire 90 days after the date the optionee ceases to be employed by or provide service to the Company; and

o	in the case of an optionee being dismissed for cause, all Options, whether or not vested, will immediately terminate without right to exercise.

  Options are not assignable or transferable.

  The number of Shares subject to an Option will be subject to adjustment in the events and in the manner following:

o

in the event of a subdivision of Shares, into a greater number of Shares, the Company will deliver at the time the Shares are purchased under the Option, such additional number of Shares as result from the subdivision without the optionee giving any other consideration or additional payments;

o

in the event of a consolidation of the Shares, into a lesser number of Shares, the Company will deliver and the optionee will accept, in lieu of the number of Shares under the Option which are being purchased, the lesser number of Shares as result from the consolidation;

o

in the event of any change of the Shares, at any time while an Option is in effect, the Company will deliver, at the time the Shares under the Option are purchased, the number of shares of the appropriate class resulting from the change as an optionee would have been entitled to receive had the right to purchase been exercised prior to the change; and

o

in the event of a capital reorganization, reclassification or change of outstanding equity shares of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an optionee will have the right to purchase and receive, in lieu of the Shares purchasable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale equal to the number of Shares receivable upon the exercise of the Option.

The Share Option Plan will become effective immediately following completion of the Spin Out. No Options have been granted as of the date of this Prospectus. We expect to grant Options to employees, officers and directors in the normal course after completion of the Spin Out.

Under the rules of the TSXV, listed companies with share option plans that reserve a percentage of the issued and outstanding voting securities from time to time for the issuance of options pursuant to the company’s share option plan must have such plans approved at each annual general meeting of the shareholders.

PRIOR SALES

The following table summarizes the sales of Shares by Prosperity within the 12 months prior to the date of this Prospectus.

	Number of
Date	Shares	Proceeds	$ per Share
September 10, 2010	1	$0.05	$0.05
November 2, 2010	12,766,395	1,417,959(1)	0.11
November 5, 2010	10,000,000	1,500,000(2)	See Note (2)
Total	22,766,396	2,917,959.05
__________
Notes:
(1)

On November 2, 2010, the Company acquired the Kiyuk Option Agreement from Evolving Gold for a purchase price of $1,417,959. The Company paid the purchase price through the issuance of 12,766,395 Shares to Evolving Gold.

(2)

On November 5, 2010, the Company completed a private placement pursuant to which it issued 10,000,000 units to Evolving Gold at a price of $0.15 per unit, each unit consisting of one Share and one half of one Warrant.

ESCROWED SECURITIES

On completion of the Spin Out, the Company will be classified as an “emerging issuer” for the purposes of NP 46-201. Under NP 46-201, securities held by principals of the Company are held in escrow subject to the terms of an escrow agreement for a period of time following the Company’s Prospectus filing as an incentive for the principals to devote their time and attention to the Company’s business while they are securityholders. Principals include all persons or companies that, on the completion of the Spin Out, fall into one of the following categories:

(a) persons or companies who acted as a promoter of the Company during the two years preceding the date of the Prospectus;

(b) directors and senior officers of the Company or a material operating subsidiary;

(c) those who own or control more than 10% of the Company’s voting securities immediately before and immediately after completion of the Spin Out if they also have appointed or have the right to appoint one or more of the Company’s directors or senior officers or one or more of the directors or senior officers of a material operating subsidiary;

(d) those who own or control more than 20% of the Company’s voting securities immediately before and immediately after completion of the Spin Out; and

(e) associates and affiliates of any of the above.

A company, trust, partnership or other entity where more than 50% of the voting securities are held by one or more principals will be treated as a principal. A principal’s spouse and their relatives that live at the same address as the principal will also be treated as principals and any securities of the issuer they hold will be subject to escrow requirements. A principal that holds securities carrying less than 1% of the voting rights attached to the Company’s outstanding securities immediately after the Spin Out is not subject to escrow requirements.

The following is a summary of the securities held, to our knowledge, in escrow and the percentage of the Company’s outstanding securities represented by such escrowed securities.

Number and Type of Securities
Name of Shareholder	Held in Escrow	Percentage of Class
Evolving Gold Corp.	10,000,001 Shares	43.9%(1) of outstanding Shares
	5,000,000 Warrants	100% of outstanding Warrants

__________
Notes:
(1)

Pursuant to the terms of the Funding Agreement, Evolving Gold may receive up to 2,000,000 Shares from the Company in connection with the reimbursement of Spin Out costs incurred by Evolving Gold. After giving effect to such issuance, Evolving Gold would hold approximately 48.5% of the outstanding Shares. See “ – Additional Securities”.

The Shares and Warrants listed above (the “Escrowed Securities”) are held in escrow pursuant to an escrow agreement among the Company, Computershare Trust Company of Canada and Evolving Gold. The Escrowed Securities will be released according to the following schedule:

Release Date	Portion of Escrowed Securities Released
On the date the Company’s securities are listed on a Canadian exchange (the “listing date”)	1/10 of the Escrowed Securities
Six months after the listing date	1/6 of the remaining Escrowed Securities
12 months after the listing date	1/5 of the remaining Escrowed Securities
18 months after the listing date	1/4 of the remaining Escrowed Securities
24 months after the listing date	1/3 of the remaining Escrowed Securities
30 months after the listing date	1/2 of the remaining Escrowed Securities
36 months after the listing date	All remaining Escrowed Securities

Additional Securities

If Evolving Gold acquires any additional securities of the Company of the type listed above, those securities will be added to the securities already in escrow, to increase the number of remaining Escrowed Securities. Such increased number of remaining Escrowed Securities will be released in accordance with the release schedule in the table above. The Company expects to issue up to 2,000,000 Shares to Evolving Gold pursuant to the terms of the Funding Agreement, and such Shares, once issued, will become Escrowed Securities, except as described below under “ – Dividend Shares”. If any escrowed Warrants are exercised by Evolving Gold, the Shares issuable upon exercise of the Warrants will remain subject to escrow and will be released in accordance with the release schedule in the table above.

Dividend Shares

In exchange for the transfer of the Kiyuk Option, Prosperity issued 12,766,395 Shares to Evolving Gold, which number of shares constituted 10% of the issued and outstanding Evolving Gold Shares on the date of transfer of the Kiyuk Option, as the Dividend will be paid on the basis of one Share for every 10 Evolving Gold Shares which are outstanding on the Record Date. As of February 1, 2011, there were 128,406,445 Evolving Gold Shares issued and outstanding, and based on such number, the Dividend would be comprised of 12,840,644 Shares. The actual number of Share comprising the Dividend will be based on the number of Evolving Gold Share issued and outstanding on the Record Date. The additional Shares required for the Dividend will be taken from the Shares issuable to Evolving Gold pursuant to the terms of the Funding Agreement. The additional Shares that are taken from the Shares issuable to Evolving Gold pursuant to the terms of the Funding Agreement will not be placed into escrow.

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of Shares before and immediately after completion of the Spin Out by each person or entity that we know beneficially owns or will beneficially own 10% or more of the outstanding Shares.

	Shares Outstanding Before the		Shares Outstanding Immediately After
	Spin Out		the Spin Out
Name	Shares Owned	Percentage	Shares Owned	Percentage
Evolving Gold Corp.	22,766,396(1)(2)	100%	10,000,001(1)(2)	43.9%(2)

__________
Notes:
(1) Evolving Gold also owns all of the 5,000,000 Warrants outstanding.
(2)

Pursuant to the terms of the Funding Agreement, Evolving Gold may receive up to 2,000,000 Shares from the Company in connection with the reimbursement of Spin Out costs incurred by Evolving Gold. After giving effect to such issuance, Evolving Gold would hold approximately 48.5% of the outstanding Shares. See “Escrowed Securities – Additional Securities”.

The Company and Evolving Gold are party to an Kiyuk Option Agreement, Asset Transfer Agreement and Funding Agreement. See “Acquisition of the Kiyuk Option”.

RISK FACTORS

Investing in the Shares involves a high degree of risk. Prospective investors of Shares should carefully consider the following risks, as well as the other information contained in this Prospectus before investing in the Shares. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business. The risks and uncertainties described below assume completion of the Spin Out.

Risks Relating to the Company’s Business

Dependence on Kiyuk Property

Prosperity is an exploration and evaluation stage company and as such does not anticipate receiving revenue for some time. We will be primarily focused on the exploration and development of the Kiyuk Property upon finalizing the Spin Out. The Kiyuk Property does not have identified Mineral Reserves, which will be required as a basis for determining if the Kiyuk Property has bodies of commercial mineralization, nor does it have any Mineral Resources. The costs, timing and complexities of exploration at the Kiyuk Property may be greater than we anticipate. As a result, unless we acquire additional property interests, any adverse developments affecting the Kiyuk Property could have a material adverse effect upon the Company and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company.

Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. There is no assurance that our mineral exploration and development programs at the Kiyuk Property will result in the definition of bodies of commercial mineralization. The Kiyuk Property does not have Mineral Reserves or Mineral Resources. There is also no assurance that even if commercial quantities of mineralization are discovered that the Kiyuk Property will be brought into commercial production. The discovery of bodies of commercial mineralization is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, some of which are the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. Most of the above factors are beyond our control. As a result, there can be no assurance that our exploration and development programs at the Kiyuk Property will define bodies of commercial mineralization or that the Kiyuk Property will ultimately become a producing mine. Failure to do so will have a material adverse impact on our operations and potential future profitability.

Non-exercise of Kiyuk Option

After reviewing the results of its exploration activity at the Kiyuk Property, the Company may decide that it is not feasible to exercise the Kiyuk Option and acquire the Kiyuk Claims. If the Company terminates the Kiyuk Option, there can be no assurance that the Company will be able to find a suitable alternative project on a timely basis or at all. Failure to find a suitable alternative project for the Company on a timely basis or at all will have a material adverse impact on our business.

Obtaining and Renewing Licenses and Permits

In the ordinary course of business, we will be required to obtain and renew governmental licenses or permits for the operation and expansion of the Kiyuk Property or for the development, construction and commencement of mining at the Kiyuk Property. Obtaining or renewing the necessary governmental licenses or permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on our part. The duration and success of our efforts to obtain and renew licenses or permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the licensing authority. We may not be able to obtain or renew licenses or permits that are necessary to our operations, including, without limitation, an exploitation license, or the cost to obtain or renew licenses or permits may exceed what we believe we can recover from the Kiyuk Property if it is put into production. Any unexpected delays or costs associated with the licensing or permitting process could delay the development or impede the operation of a mine, which could adversely impact our operations and profitability.

Financing Requirements

Any potential development activities at the Kiyuk Property will require substantial additional capital. When such additional capital is required, we will need to pursue various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. Additional financing may not be available when needed or, if available, the terms of such financing might not be favourable to us and might involve substantial dilution to existing shareholders. We may not be successful in locating suitable financing transactions in the time period required or at all, may not obtain the capital required by other means. A failure to raise capital when needed would have a material adverse effect on our business, financial condition and results of operations. Any future issuance of Shares to raise required capital will likely be dilutive to shareholders. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders. We may incur substantial costs in pursuing future capital requirements, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. The ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the gold industry in particular), our status as a new enterprise with a limited history, and the price of gold on the commodities markets (which will impact the amount of asset-based financing available) and/or the loss of key management personnel. Further, if the price of gold and other metals on the commodities markets decreases, then potential revenues from the Kiyuk Property will likely decrease and such decreased revenues may increase the requirements for capital. Failure to obtain sufficient financing will result in a delay or indefinite postponement of development or production at the Kiyuk Property.

Operating History

We have a very limited history of operations and are considered a start-up company. As such, we are subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that we will be successful in achieving a return on shareholders’ investment and the likelihood of our success must be considered in light of our early stage of operations.

Negative Operating Cash Flow

We currently have a negative operating cash flow and may continue to have that for the foreseeable future. Our failure to achieve profitability and positive operating cash flows could have a material adverse effect on our financial condition and results of operations.

Metal Price Fluctuations

If the Kiyuk Property is developed to production, the majority of our revenue will be derived from the sale of gold. Therefore, fluctuations in the price of gold represents one of the most significant factors that we expect will affect our future operations and potential profitability. The price of gold and other metals are affected by numerous factors beyond our control, including levels of supply and demand, global or regional consumptive patterns, sales by government holders, metal stock levels maintained by producers and others, increased production due to new mine developments and improved mining and production methods, speculative activities related to the sale of metals, availability and costs of metal substitutes, international economic and political conditions, interest rates, currency values and inflation. Declining market prices for these metals could materially adversely affect our future operations and profitability.

Title to Assets

Searches of mining records are carried out in accordance with mining industry practices to confirm satisfactory title to properties in which the Company holds or intends to acquire an interest, but the Company does not obtain title insurance with respect to such properties. The possibility exists that title to one or more of the properties, particularly title to undeveloped properties, might be defective because of errors or omissions in the chain of title, including defects in conveyances and defects in locating or maintaining such claims or concessions. The ownership and validity of mining claims and concessions are often uncertain and may be contested.

The Company has taken and will continue to take all reasonable steps, in accordance with the laws and regulations of the jurisdictions in which their properties are located, to ensure proper title to its properties and to properties it may acquire in the future, either at the time of acquisition or prior to any major expenditures thereon. This, however, should not be construed as a guarantee of title. There are no assurances that the Company will obtain title. Both presently owned and after-acquired properties may be subject to prior unregistered agreements, transfers, land claims or other claims or interests. In addition, third parties may dispute the rights of the Company to its respective mining and other interests. The Company will attempt to clear title and obtain legal opinions commensurate to the intended level of expenditures required on areas that show promise. There can be no assurance, however, that it will be successful in doing so.

Governmental Regulation

Our operations, exploration and development activities will be subject to the laws and regulations of Nunavut and Canada governing various matters including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development, production, and post-closure reclamation of mines, imports and exports, price controls, taxation, mining royalties, labour standards and occupational health and safety, including mine safety and historic and cultural preservation.

The costs associated with legal compliance will be substantial. In addition, possible future laws and regulations, changes to existing laws and regulations (including the imposition of higher taxes and mining royalties which have been, or may be, implemented or threatened) or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of our operations and planned operations and delays in the development of the Kiyuk Property. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of our operations, or possibly even those actions of parties from whom we acquired our mines or properties. Such legal actions could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. It is difficult to strictly comply with all regulations that will be imposed on us. We will retain competent and well-trained individuals and consultants to assist us with compliance with such laws and regulations, however, even with the application of considerable skill we may inadvertently fail to comply with certain laws. Failure to comply with laws and regulations could lead to financial restatements, fines, penalties, loss, reduction or expropriation of entitlements, the imposition of additional local or foreign parties as joint venture partners with carried or other interests and other material negative impacts on us.

Operating Hazards, Risks and Insurance

The ownership, operation and development of a mine or mineral property involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include environmental hazards, industrial accidents, explosions and third-party accidents, the encountering of unusual or unexpected geological formations, ground falls and cave-ins, mechanical failure, unforeseen metallurgical difficulties, power interruptions, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in environmental damage and liabilities, work stoppages, delayed production and resultant losses, increased production costs, damage to, or destruction of, mineral properties or production facilities and resultant losses, personal injury or death and resultant losses, asset write downs, monetary losses, claims for compensation of loss of life and/or damages by third parties in connection with accidents (for loss of life and/or damages and related pain and suffering) that occur on company property, and punitive awards in connection with those claims and other liabilities.

It is not always possible to fully insure against such risks, and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise they could reduce or eliminate any future profitability and result in an increase in costs and a decline in value of our securities. Liabilities that we incur may exceed the policy limits of insurance coverage or may not be covered by insurance, in which event we could incur significant costs that could adversely impact our business, operations, potential profitability or value. Despite efforts to attract and retain qualified personnel, as well as the retention of qualified consultants, to manage our interests, even when those efforts are successful, people are fallible and human error could result in significant uninsured losses to us. These could include loss or forfeiture of mineral interests or other assets for non-payment of fees or taxes, significant tax liabilities in connection with any tax planning effort we might undertake and legal claims for errors or mistakes by our personnel.

Environmental Hazards

All phases of our operations with respect to the Kiyuk Property will be subject to environmental regulation. Environmental legislation involves strict standards and may entail increased scrutiny, fines and penalties for non-compliance, stringent environmental assessments of proposed projects and a high degree of responsibility for companies and their officers, directors and employees. Changes in environmental regulation, if any, may adversely impact our operations and future potential profitability. In addition, environmental hazards may exist on the Kiyuk Property which is currently unknown. We may be liable for losses associated with such hazards, or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property, or by the past or present owners of adjacent properties or by natural conditions. The costs of such cleanup actions may have a material adverse impact on our operations and future potential profitability.

Reclamation Obligations

Reclamation requirements are designed to minimize long-term effects of mining exploitation and exploration disturbance by requiring the operating company to control possible deleterious effluents and to reestablish to some degree pre-disturbance land forms and vegetation. We will be subject to such requirements for our activities on the Kiyuk Property. Any significant environmental issues that may arise, however, could lead to increased reclamation expenditures and could have a material adverse impact on our financial resources.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important elements of infrastructure, which affect capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of the Kiyuk Property. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of the Kiyuk Property will be commenced or completed on a timely basis, if at all; that the resulting operations will achieve the anticipated production volume; or that the anticipated construction costs and ongoing operating costs associated with the exploration and/or development of the Kiyuk Property will not be higher than anticipated. In addition, inadequate infrastructure may result in lower than anticipated production volume or higher construction or operating costs. Furthermore, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect our operations and profitability.

Employee Recruitment and Retention

Recruiting and retaining qualified personnel will be critical to our success. We are dependent on the services of key executives including our Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing our interests. The number of persons skilled in acquisition, exploration and development of mining properties is limited and competition for such persons is intense. As our business activity grows, we will require additional key financial, administrative, geologic and mining personnel as well as additional operations staff. There is no assurance that we will be successful in attracting, training and retaining qualified personnel as competition for persons with these skill sets increases. If we are not successful in attracting, training and retaining qualified personnel, the efficiency of our operations could be impaired, which could have an adverse impact on our future cash flows, earnings, results of operations and financial condition.

Adverse General Economic Conditions

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect our growth and profitability. Specifically, the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity, the volatility of gold prices would impact our revenues, profits, losses and cash flow, continued recessionary pressures could adversely impact demand for our production, volatile energy, commodity and consumables prices and currency exchange rates would impact our production costs and the devaluation and volatility of global stock markets would impact the valuation of our equity and other securities. These factors could have a material adverse effect on our financial condition and results of operations.

Competition for New Properties

An element of our business strategy is to make selected acquisitions. We expect to continue to evaluate acquisition opportunities on a regular basis and intend to pursue those opportunities that we believe are in our long-term best interests. There is a limited supply of desirable mineral lands available in areas where we would consider conducting exploration or development activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. In addition, competition in the mining business for limited sources of capital could adversely impact our ability to acquire and develop suitable gold mines, gold developmental projects, gold producing companies or properties having significant exploration potential. As a result, there is no assurance that we will be able to acquire additional mining properties.

The success of any acquisition that we make will depend upon our ability to effectively manage the operations of entities we acquire and to realize other anticipated benefits. The process of managing acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management resources. There can be no assurance that we will be able to successfully manage the operations of businesses we acquire or that we achieve the anticipated benefits of our acquisitions.

Shortages of Critical Parts, Equipment and Skilled Labour

Our ability to acquire critical resources such as input commodities, drilling equipment, tires and skilled labour due to increased worldwide demand, may cause unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and development schedules.

Foreign Exchange Rate Fluctuations

Fluctuations in currency exchange rates, particularly the weakening or strengthening of the U.S. dollar (being the currency used to sell our products) against the Canadian dollar (used to pay a significant portion of our operating costs), could have a significant effect on our results of operations. The Company currently does not engage in any hedging activities in connection with foreign currency requirements.

Developments Regarding Indigenous Peoples

To the best of our knowledge, although indigenous people may have inhabited the site at one time, no indigenous people currently live in the immediate area of the Kiyuk Property site. Developing laws and movements respecting the acquisition of lands and other rights of indigenous communities may alter decades-old arrangements made by prior owners of the lands where the Kiyuk Property is located. We will use commercially reasonable efforts in our dealings to ensure all agreements are entered into in accordance with applicable laws, but there is no guarantee that future laws and actions will not have a material adverse effect on our operations at the Kiyuk Property or on our financial position, cash flow and results of operations.

The Kiyuk Claims may be subject to challenges by the Inuit based on the duty of the Federal Government to consult. The Supreme Court of Canada has determined that there is a duty on the government to consult with and, where appropriate, accommodate where government decisions have the potential to adverse affect treaty rights. The Court found that third parties are not responsible for consultation or accommodation of aboriginal interests and that this responsibility lies with government. The Kiyuk Property has not yet been assessed by the Nunavut Impact Review Board (“NIRB”).

Any use of Inuit surface land requires a land use permit, licence or lease. Such permits are issued and administered by the Kivalliq Inuit Association (“KIA”). Applications are reviewed by the KIA, NIRB and local communities.

If the Federal Government failed to consult with the KIA before issuing any permits, licences, mineral claims, mineral leases, mineral licences or surface rights (collectively, “permits”) in respect of the Kiyuk Property which were not addressed in an Inuit Impact and Benefit Agreement (“IIB Agreement”) or by the NIRB process, there may be valid challenges to any such permits which could affect the development of the Kiyuk Property.

Agreements with Nunavut Inuit organizations will be required in the future to support development of the Kiyuk Property. The principal Inuit organizations include the KIA and the Nunavut Tunngavik Incorporated (“NTI”).

If the Company chooses to exercise the Kiyuk Option and develop the Kiyuk Property, the Company will require surface access licences from KIA and it will need to enter into surface leases of various portions of the Kiyuk Property to support future production activities. The Company may be required to enter into IIB Agreements with the KIA and the NTI, which agreements would provide for certain benefits to Inuit residing in the Kivalliq region of Nunavut.

The inability of the Company to establish good working relationships with local Inuit organizations could have a material adverse effect on the Company’s ability to carry out exploration and development of the Kiyuk Property.

Claims and Legal Proceedings

We may be subject to claims or legal proceedings covering a wide range of matters that arise in the ordinary course of business activities, including claims relating to ex-employees. These matters may give rise to legal uncertainties or have unfavourable results. We will carry liability insurance coverage and mitigate risks that can be reasonably estimated. In addition, we may be involved in disputes with other parties in the future that may result in litigation or unfavourable resolution which could materially adversely impact our financial position, cash flow and results of operations.

Conflicts of Interest

Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development. Consequently, there is a possibility that a conflict could arise for such directors and officers. Any Company-related decision made by any of these directors and officers involving the Company should be made in accordance with their duties and obligations to deal fairly and in good faith and to act in the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such director may have a conflict of interest in accordance with the procedures set forth in the CBCA and other applicable laws.

Risks Relating to our Shares

Market Price of Shares and Volatility

The Shares do not currently trade on any exchange or stock market. Securities of microcap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the companies’ financial performance or prospects. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. The price of the Shares is also likely to be significantly affected by short-term changes in gold or other mineral prices or in our financial condition or results of operations. Other factors unrelated to our performance that may affect the price of the Shares include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow the Company; lessening in trading volume and general market interest in the Shares may affect an investor’s ability to trade significant numbers of Shares; the size of our public float may limit the ability of some institutions to invest in Shares; and a substantial decline in the price of the Shares that persists for a significant period of time could cause the Shares, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. As a result of any of these factors, the market price of the Shares at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources. The fact that no market currently exists for the Shares may affect the pricing of the Shares in the secondary market, the transparency and availability of trading prices and the liquidity of the Shares.

The market price of the Shares is affected by many other variables which are not directly related to our success and are, therefore, not within our control. These include other developments that affect the market for all resource sector securities, the breadth of the public market for our Shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Shares is expected to make the Share price volatile in the future, which may result in losses to investors.

Dilution

Future sales or issuances of equity securities could decrease the value of the Shares, dilute shareholders’ voting power and reduce future potential earnings per Share.

We may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into Shares) and may issue additional equity securities to finance our operations, development, exploration, acquisitions or other projects. We cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in our earnings per share.

Significant Shareholder

The Company expects that immediately after the Spin Out Evolving Gold will beneficially own approximately 10,000,001 Shares, representing approximately 43.9% of the aggregate voting power of the Company’s Shares outstanding. In addition, Evolving Gold may receive up to 2,000,000 Shares from the Company pursuant to the terms of the Funding Agreement. After giving effect to such issuance, Evolving Gold would hold approximately 48.5% of the outstanding Shares. Subject to applicable law, Evolving Gold may, as a practical matter, be able to cause the Company to effect corporate transactions without the consent of other shareholders and cause or prevent a change in control of the Company.

No Dividends Expected for Foreseeable Future

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the Shares in the foreseeable future. The payment of future cash dividends, if any, will be reviewed periodically by our Board and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. See “Dividend Policy”.

U.S. Holders May be Subject to Combined Canadian and U.S. Federal Income Taxes Which Exceed Their Proceeds From the Sale of Shares by the Trustee

Pursuant to the agreement with the Trustee, the Trustee will sell the Shares it receives on behalf of U.S. Holders as soon as reasonably possible after the closing date of the Spin Out. Proceeds realized from this sale of Shares may be substantially less than the amount of the taxable distribution as a result of the Spin Out subject to Canadian withholding tax. Further, if the value of such Shares declines significantly while they are held by the Trustee, it is possible for the proceeds from the sale of Shares to be less than the combined Canadian and U.S. federal income taxes on the distribution pursuant to the Spin Out. In general, the magnitude of this adverse effect is likely to increase to the extent the fair market value of the Shares on the distribution date exceeds the proceeds from the sale of Shares by the Trustee.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax consequences of the receipt, holding and disposition of the Shares to a holder who receives Shares pursuant to the Spin Out dividend and who, for the purposes of the Tax Act and at all relevant times, holds the Shares as capital property and deals at arm’s length with the Company, Evolving Gold, and their respective affiliates. A holder who meets all of the foregoing requirements is referred to a “Holder” in this summary, and this summary only addresses such Holders. This summary is also not applicable to a Holder that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” rules, a Holder that is a “specified financial institution” as defined in the Tax Act, a Holder to whom subsection 261 of the Tax Act applies, or a Holder an interest in which is a “tax shelter investment” as defined in the Tax Act, or who acquires a Share as a tax shelter investment (and the summary assumes that no such persons hold Shares). Any such Holders should consult their own tax advisors with respect to the receipt, holding and disposition of Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and our understanding of the current administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Tax Proposals will be enacted in the form proposed although no assurance can be given in this regard. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, or changes in CRA’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect prospective Holders

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder of the Shares, and no representation with respect to the Canadian federal income tax consequences to any particular Holder is made. All holders of the Shares (including Holders as defined) are advised to consult their own tax advisors with respect to their particular circumstances.

Taxation of Canadian Resident Holders

The following is a discussion of the consequences under the Tax Act to Holders (as defined above) who, for purposes of the Tax Act and at all relevant times, are resident or deemed to be resident solely in Canada. Holders who meet such requirements are referred to as “Canadian Holders” in this part of the summary, and this part of the summary only addresses such Canadian Holders. For this purpose, Holders who fail to provide an appropriate declaration of residency as described under “Notice Regarding Declaration of Residency” may be treated by the Company and by Evolving Gold as non-residents and should review the discussion under “Taxation of Non-Canadian Holders” below.

Spin Out

Canadian Holders who receive the Shares under the Spin Out will be considered to have received a taxable dividend equal to the fair market value of the Shares so received. The adjusted cost base to a Canadian Holder of the Shares received upon the Spin Out will in general terms be equal to the fair market value of the Shares so received, and will be subject to the averaging rules under the Tax Act.

Evolving Gold believes that the fair market value, as at the date of completion of the Spin Out, of the Shares to be distributed to Canadian Holders will be $0.15 per Share. Any determination of the fair market value by Evolving Gold is not binding on CRA or any of the Canadian Holders.

Such dividend received by a Canadian Holder who is an individual will be included in computing the Canadian Holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. The dividend could be eligible for the enhanced gross-up and dividend tax credit if Evolving Gold designates the dividend as an “eligible dividend”. There may be limitations on Evolving Gold’s ability to designate dividends as eligible dividends, and Evolving Gold has not committed to making such designation. A dividend received by an individual, or certain trusts, may also give rise to alternative minimum tax under the Tax Act, depending on the circumstances.

Such dividend received by a Canadian Holder that is a corporation will be included in the corporation’s income and will generally be deductible in computing its taxable income, subject to all restrictions and limitations under the Tax Act. Certain corporations, including “private corporations” or “subject corporations” (as such terms are defined in the Tax Act) may also be liable to pay a tax (refundable under certain circumstances) under Part IV of the Tax Act at the rate of 33 1/3% on the dividend to the extent that the dividend is deductible in computing taxable income.

Where a corporate Canadian Holder receives a dividend and such dividend is deductible in computing the corporate Canadian Holder’s income, all or part of the dividend may in certain circumstances be treated under the Tax Act as a capital gain from the disposition of a capital property the taxable portion of which must be included in computing the corporate Canadian Holder’s income for the year in which the dividend was received. Corporate Canadian Holders should consult their own tax advisors in this regard.

Acquisition and Disposition of the Shares

As noted above, the cost of the Shares acquired on the distribution will in general terms be equal to the fair market value of the Shares at the time of distribution. A disposition or deemed disposition of the Shares by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the Shares immediately before the disposition.

Taxation of Capital Gain or Capital Loss on the Shares

In general, one-half of a capital gain realized by a Canadian Holder must be included in computing such Canadian Holder’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against taxable capital gains in any of the three years preceding the year or any year following the year, to the extent and under the circumstances set out in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of a Share by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such Share, to the extent and in the circumstances set out in the Tax Act. Similar rules may apply where a Canadian Holder is a corporation that is a member of a partnership or beneficiary of a trust that owns Shares or that is itself a member of a partnership or a beneficiary of a trust that owns Shares.

A Canadian Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains, for the year.

A taxable gain realized by an individual, or certain trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

Dividends on the Shares

Dividends on the Shares (if any) received by a Canadian Holder who is an individual will be included in computing the Canadian Holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividend could be eligible for the enhanced gross-up and dividend tax credit if the Company designates the dividend as an “eligible dividend”. There may be limitations on the Company’s ability to designate dividends as eligible dividends, and the Company has not committed to make such designation. A dividend received by an individual, or certain trusts, may also give rise to alternative minimum tax under the Tax Act, depending on the circumstances.

Such dividend received by a Canadian Holder that is a corporation will be included in the corporation’s income and will generally be deductible in computing its taxable income, subject to all restrictions and limitations under the Tax Act. Certain corporations, including “private corporations” or “subject corporations” (as such terms are defined in the Tax Act) may also be liable to pay a tax (refundable in certain circumstances) under Part IV of the Tax Act at the rate of 33 1/3% on the dividend to the extent that the dividend is deductible in computing taxable income.

Where a corporate Canadian Holder receives a dividend and such dividend is deductible in computing the corporate Canadian Holder’s income, all or part of the dividend may in certain circumstances be treated under the Tax Act as a capital gain from the disposition of a capital property the taxable portion of which must be included in computing the corporate Canadian Holder’s income for the year in which the dividend was received. Corporate Canadian Holders should consult their own tax advisors in this regard.

Taxation of Non-Canadian Holders

The following part of the summary applies to Holders (as defined above) who for the purposes of the Tax Act and at all relevant times are not resident and are not deemed to be resident in Canada (for this purpose, Holders who fail to provide an appropriate declaration of residency as described under “Notice Regarding Declaration of Residency” may be treated by the Company and by Evolving Gold as non-residents) and do not acquire or hold their Shares in connection with a business carried on, or deemed to be carried on, in Canada. Holders who meet all of these requirements are referred to in this part of the summary as “Non-Canadian Holders”, and this part of the summary only applies to such Non-Canadian Holders.

Spin Out

Under the Spin Out, Non-Canadian Holders will be considered to have received a taxable dividend equal to the fair market value of the Shares distributed by Evolving Gold. The dividend will be subject to Canadian federal withholding tax under Part XIII of the Tax Act at the rate of 25% of the amount of the dividend, subject to reduction under the terms of any applicable income tax treaty or convention. To satisfy this withholding tax liability, Evolving Gold will deliver to the Trustee the Shares otherwise distributable to Non-Canadian Holders, to be dealt with as described above in this Prospectus under “Notice Regarding Declaration of Residency”. A portion of the proceeds from the sale of such Shares equal to the Canadian federal withholding tax applicable as determined by Evolving Gold will be withheld and remitted to the CRA in satisfaction of the withholding tax liabilities described above. For these purposes, Evolving Gold believes that the fair market value, as at the date of completion of the Spin Out, of the Shares to be distributed to Non-Canadian Holders will be $0.15 per Share. Any determination of the fair market value by Evolving Gold is not binding on the CRA. A Non-Canadian Holder who may qualify under any applicable income tax treaty or convention for a rate of tax lower than the 25% rate otherwise applicable under the Tax Act should consult with their own tax advisor in advance of the receipt of the dividend to determine the appropriate steps for substantiating eligibility for such lower rate of tax, and/or the claiming of any applicable credit.

The adjusted cost base to a Non-Canadian Holder of the Shares received on the spin-off will in general terms be equal to the fair market value of the Shares so received, and will be subject to the averaging rules under the Tax Act.

Disposition of the Shares

A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of the Shares sold by the Selling Agent on the Non-Canadian Holder’s behalf unless the Shares constitute “taxable Canadian property” of the Non-Canadian Holder and any such capital gain is not exempt from tax by virtue of any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, shares listed on a “designated stock exchange” (which currently includes the TSXV) will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time unless, at any time during the sixty-month period immediately preceding the particular time, not less than 25% of the issued shares of any class or series of a class of the capital stock of the Company were owned by the Non-Canadian Holder (including shares held by the Trustee on the Non-Canadian Holder’s behalf), persons with whom the Non-Canadian Holder did not deal at arm’s length or any combination thereof. A Non-Canadian Holder’s Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Tax Act.

In the event that the Shares do constitute “taxable Canadian property” to a particular Non-Canadian Holder and a capital gain realized on the disposition of such Shares is not exempt from tax under the Tax Act by virtue of the terms of an income tax treaty or a convention between Canada and the country in which the Non-Canadian Holder is resident, such Non-Canadian Holder will realize a capital gain (or capital loss) generally in the circumstances and determined in the manner described above under “Taxation of Canadian Resident Holders —Acquisition and Disposition of the Shares” and under “Taxation of Canadian Resident Holders — Taxation of Capital Gain or Capital Loss on the Shares”. Non-Canadian Holders whose Shares are “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) arising from and relating to the receipt, holding and disposition of Shares received by the Trustee for the benefit of such U.S. Holders pursuant to the Spin Out. This summary addresses only Shareholders that are U.S. Holders who are participants in the Spin Out. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the Spin Out. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the Spin Out to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. In addition, this summary does not address any tax consequences to U.S. persons that are optionholders or warrantholders with respect to such options or warrants. This summary also does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the Spin Out and the holding and disposing of the Shares by the Trustee for the benefit of U.S. Holders. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of the Spin Out and the holding and disposing of the Shares by the Trustee for the benefit of U.S. Holders.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Spin Out to U.S. Holders. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

NOTICE PURSUANT TO IRS CIRCULAR 230: ANYTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE. THIS SUMMARY WAS WRITTEN TO SUPPORT DISCLOSURE AND DISSEMINATION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT (INCLUDING THE SPIN OUT). EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”) and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

Non-U.S. Holders

A “non-U.S. Holder” is any Shareholder other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the Spin Out to non-U.S. Holders. Accordingly, non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application and operation of any income tax treaties) of the Spin Out.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including the following: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Evolving Gold Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Evolving Gold Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Evolving Gold Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of Evolving Gold. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Evolving Gold Shares in connection with carrying on a business in Canada; (d) persons whose Evolving Gold Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Spin Out and the holding and disposing of the Shares by the Trustee for the benefit of U.S. Holders.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Evolving Gold Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the Spin Out and the holding and disposing of the Shares by the Trustee for the benefit of U.S. Holders.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences to U.S. Holders of transactions entered into prior to, concurrently with, or subsequent to the Spin Out (regardless of whether any such transaction is undertaken in connection with the Spin Out), including, but not limited to, the following transactions (without regard as to whether such transactions are considered part of the Spin Out): (a) any conversion, exchange or adjustment of a warrant, option, or other right to acquire Evolving Gold Shares; or (b) any conversion, exchange, or adjustment of any note, debenture, or other debt instrument of Evolving Gold.

Certain U.S. Federal Income Tax Consequences of the Spin Out

Characterization of the Spin Out

The Spin Out will be effected under applicable provisions of Canadian corporate law, which are technically different from analogous provisions of U.S. corporate law. Therefore, the U.S. federal income tax consequences of certain aspects of the Spin Out are not certain. This summary assumes that: (a) the transfer of the Shares to the Trustee by Evolving Gold shall be treated as a distribution to its shareholders; and (b) that the U.S. Holders shall be treated as the owners of the Shares held by the Trustee for their benefit. Under such characterization, the U.S. Holders will be treated as receiving a taxable distribution equal to the fair market value of the Shares distributed to the Trustee for their benefit in the Spin Out (determined as of the date of the Spin Out and without reduction for any Canadian tax withheld) under section 301 of the Code. There can be no assurance that the IRS will not challenge this characterization of the Spin Out or that, if challenged, a U.S. court would not agree with the IRS. Each U.S. Holder should consult its own tax advisor regarding the proper treatment of the Spin Out for U.S. federal income tax purposes.

A U.S. Holder’s tax basis in the Shares received by the Trustee for the benefit of such U.S. Holder pursuant to the Spin Out should equal the fair market value of such Shares on the date of distribution by Evolving Gold. The holding period for such Shares should begin on the day after the date of distribution.

Evolving Gold believes that the fair market value, as at the date of completion of the Spin Out, of the Shares to be distributed to U.S. Holders will be $0.15 per Share. Any determination of the fair market value by Evolving Gold is not binding on the IRS or any of the U.S. Holders.

Tax Consequences if Evolving Gold is Classified as a PFIC

Status of Evolving Gold and the Company

Special, generally adverse, U.S. federal income tax consequences apply to U.S. taxpayers who hold interests in a passive foreign investment company (“PFIC”) as defined under section 1297 of the Code, unless certain elections are available and timely and effectively made. As discussed below, it is believed that Evolving Gold has been a PFIC in prior years and is expected to be one at the time of the Spin Out.

A foreign corporation generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of the foreign corporation for such taxable year is passive income (the “income test”) or (b) 50% or more of the value of Evolving Gold’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally means all sales revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and assets test described above, if a foreign corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the foreign corporation from a “related person” (as defined in Section 954(d) (3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if Evolving Gold or the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of subsidiaries of Evolving Gold or the Company, as applicable, which are PFICs (such subsidiaries referred to as “Subsidiary PFICs”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

Evolving Gold believes it was a PFIC for the taxable year ended March 31, 2010 prior tax years and based on current business plans and financial projections, Evolving Gold expects to be a PFIC for the taxable year which includes the Spin Out. In addition, Evolving Gold believes that, based on current business plans and financial projections, the Company will be a PFIC for the taxable year which includes the Spin Out. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S.

federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Evolving Gold (or a Subsidiary PFIC) concerning its PFIC status or Prosperity’s PFIC status. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of Evolving Gold, the Company, and each Subsidiary PFIC.

Effect of PFIC Rules on the Distribution Pursuant to the Spin Out

If Evolving Gold is a PFIC or was a PFIC at any time during a U.S. Holder’s holding period for the Evolving Gold Shares, the effect of the PFIC rules on a U.S. Holder receiving a distribution pursuant to the Spin Out will depend on whether such U.S. Holder has made a timely and effective election to treat Evolving Gold as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or has made a mark-to-market election with respect to its Company shares under Section 1296 of the Code (a “Mark-to-Market Election”). In this summary, a U.S. Holder that has made a timely and effective QEF Election or a Mark-to-Market Election is referred to as an “Electing Shareholder” and a U.S. Holder that has not made a timely and effective QEF Election or a Mark-to-Market Election is referred to as a “Non-Electing Shareholder.” If either of these elections has been successfully made, Electing Shareholders generally would not be subject to the default rules of Section 1291 of the Code discussed below upon the Spin Out.

Default Rules

With respect to a Non-Electing Shareholder, if Evolving Gold is a PFIC or was a PFIC at any time during a U.S. Holder’s holding period for the Evolving Gold Shares, the default rules under Section 1291 of the Code will apply to “excess distributions” from Evolving Gold (generally, distributions received in the current taxable year that are in excess of 125% of the average distributions received during the three preceding years (or during the U.S. Holder’s holding period for the Evolving Gold Shares, if shorter). Evolving Gold anticipates that the Shares received by the Trustee for the benefit of U.S. Holders pursuant to the Spin Out will constitute an “excess distribution.”

Under section 1291 of the Code, any such gain recognized on the sale or other disposition of Evolving Gold Shares and any excess distribution must be rateably allocated to each day in a Non-Electing Shareholder’s holding period for the Evolving Gold Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before Evolving Gold became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the distribution of Shares pursuant to the Spin Out constitutes an “excess distribution” with respect to a Non-Electing Shareholder, such Non-Electing Shareholder will be subject to the rules of Section 1291 of the Code discussed above upon the receipt by the Trustee of such Shares. In addition, the distribution of the Shares pursuant to the Spin Out may be treated, under proposed Treasury Regulations, as the “indirect disposition” by a Non-Electing Shareholder of such Non-Electing Shareholder’s indirect interest in the Company, which generally would be subject to the rules of Section 1291 of the Code discussed above.

QEF Election

If a U.S. Holder has made a timely and effective QEF Election with respect to his Evolving Gold Shares, the default rules under Section 1291 of the Code discussed above will generally not be applicable to such holder in connection with the Spin Out. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of Evolving Gold, which will be long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of Evolving Gold, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which Evolving Gold is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by Evolving Gold. However, for any tax year in which Evolving Gold is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from Evolving Gold to the extent that such distribution represents “earnings and profits” of Evolving Gold that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Evolving Gold Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Evolving Gold Shares in which Evolving Gold was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, Evolving Gold ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which Evolving Gold is not a PFIC. Accordingly, if Evolving Gold becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which Evolving Gold qualifies as a PFIC.

To the extent that the distribution of the Shares generates gain to Evolving Gold under general U.S. tax rules applicable to corporations, this could increase the net capital gain an Electing Shareholder would be required to take into account under the QEF rules. To the extent the distribution under the Spin-Out represents “earnings and profits” of Evolving Gold that were previously included in income by the Electing Shareholder because of the QEF Election, the distribution pursuant to the Spin Out will not be taxable to such holder. Additional cash distributions under the Spin-Out shall be treated as set forth under “Tax Consequences of the Spin-Out” below.

Even if a U.S. Holder has made a timely and effective QEF Election with respect to Evolving Gold, in order to avoid application of the default rules described above to an indirect disposition of an interest in the Company deemed to occur under proposed Treasury Regulations as a result of the Spin Out, a U.S. Holder must make a separate timely and effective QEF Election with respect to the Company.

U.S. Holders should be aware that Evolving Gold does not intend to satisfy the record keeping requirements that apply to a QEF and that Evolving Gold does not intend to supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that Evolving Gold is a PFIC. Thus, it is anticipated that U.S. Holders will not be able to make a QEF Election with respect to their Evolving Gold Shares. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election

If a Mark-to-Market Election has been made by a U.S. Holder with respect to its Evolving Gold Shares in a year prior to the distribution of the Shares, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above upon the receipt of such Shares by the Trustee pursuant to the Spin-Out. However, if a U.S. Holder makes a Mark-to-Market election after the beginning of such U.S. Holder’s holding period for the Evolving Gold Shares (which is deemed to include the holding period of the Evolving Gold Shares) and in the same year as the Shares are distributed pursuant to the Spin Out, the rules of Section 1291 of the Code discussed above would apply to the distribution of the Shares to the Trustee. Distributions under the Spin-Out shall be treated as set forth under “Tax Consequences of the Spin-Out” below, except that any gains shall be treated as ordinary income rather than capital gain.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the Spin Out. In particular, each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election or a Mark-to-Market Election.

Tax Consequences of the Spin Out

Subject to the PFIC rules, a U.S. Holder would be required to include the fair market value of the Shares received by the Trustee for the benefit of such U.S. holder pursuant to the Spin Out (without reduction for any Canadian taxes withheld) in gross income as a dividend to the extent of the current or accumulated “earnings and profits” of Evolving Gold. The gain which Evolving Gold realizes on its distribution of the Shares, if any, should increase its “earnings and profits.” To the extent that the distribution received by a U.S. Holder exceeds the current and accumulated “earnings and profits” of Evolving Gold, the distribution pursuant to the Spin Out will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in its Evolving Gold Shares and, (b) thereafter, as gain from the sale or exchange of such Evolving Gold Shares. However, Evolving Gold may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Evolving Gold with respect to its shares will constitute ordinary dividend income. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation.

Sale of Shares by the Trustee

Subject to the PFIC rules, upon the sale or other taxable disposition of Shares by the Trustee of shares beneficially held for a U.S. Holder, such U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received by the Trustee, less expenses, and such U.S. Holder’s tax basis in such Shares sold or otherwise disposed of. Subject to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Special, generally adverse, U.S. federal income tax consequences apply to U.S. taxpayers who hold interests in a PFIC, unless certain elections are available and timely and effectively made. As discussed above, Evolving Gold believes that, based on current business plans and financial projections, the Company will be a PFIC for the taxable year which includes the Spin Out. No determination has been made as to whether the Company may be a PFIC in future taxable years.

If the Company is classified as a PFIC, a U.S. Holder may be subject to increased tax liability and an interest charge in respect of gain, if any, realized on the sale of Shares by the Trustee and receipt of certain “excess distributions” as discussed above. Other adverse U.S. tax consequences may result. The adverse tax consequences of the PFIC rules can be mitigated in some circumstances if a timely and effective QEF Election is made by a U.S. Holder. However, U.S. Holders should be aware that the Company does not intend to satisfy the record keeping requirements that apply to a QEF and that the Company does not intend to supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC. Thus, it is anticipated that U.S. Holders will not be able to make a QEF Election with respect to their Shares. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

If the value of the Shares declines significantly while such Shares are held by the Trustee, it is possible for the proceeds from the sale of the Shares to be exceeded by the combined Canadian and U.S. federal income taxes on the distribution pursuant to the Spin Out. In general, the magnitude of this adverse effect is likely to increase to the extent the fair market value of the Shares at the time of the Spin Out exceeds the proceeds from the sale of the Shares by the Trustee.

Distributions on Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Shares and thereafter as gain from the sale or exchange of such Shares under the rules discussed above. However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Shares will constitute ordinary dividend income. Dividends received on Shares generally will not be eligible for the “dividends received deduction”. In addition, the Company does not anticipate that its distributions will be eligible for the preferential tax rates applicable to long-term capital gains. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to the distribution pursuant to the Spin Out generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Evolving Gold Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on the Evolving Gold Shares pursuant to the Spin Out or the Shares, and proceeds arising from the sale or other taxable disposition of the Evolving Gold Shares or the Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2010), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

To the best of our knowledge, the Company has not been subject to any material legal proceedings since incorporation, nor are we or any of our properties a party to or the subject of any such proceedings, and no such proceedings are known to be contemplated. We may be involved in routine, non-material litigation arising in the ordinary course of our business, from time to time.

To the best of our knowledge, there have not been any penalties or sanctions imposed against the Company by a court relating to provincial and territorial securities legislation or by a securities regulatory authority since our incorporation, nor have there been any other penalties or sanctions imposed by a court or regulatory body against the Company, and we have not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this Prospectus, and in particular in relation to the Spin Out, none of our directors, senior officers, or any shareholder holding, on record or beneficially, directly or indirectly, more than 10% of the issued Shares, or any of their respective associates or affiliates, had any material interest, directly or indirectly, in any material transaction with us in the year preceding the date of this Prospectus or in any proposed transaction which has materially affected us or would materially affect us.

EXPERTS

Information of a scientific or technical nature regarding the Kiyuk Property included in this Prospectus is based upon the Kiyuk Technical Report. As at the date hereof, the author of the aforementioned report beneficially owns, directly or indirectly, less than 1% of the outstanding securities of the Company.

The matters referred to under “Eligibility for Investment” have been passed upon on behalf of the Company by McMillan LLP. Certain other legal matters related to the Spin Out have been passed upon on behalf of the Company by McMillan LLP. As at the date hereof, the aforementioned partnerships (and their partners, associates and employees) beneficially own, directly or indirectly, in the aggregate, less than 1% of the outstanding securities of the Company.

The independent auditors of the Company are McGovern, Hurley, Cunningham, LLP. McGovern, Hurley, Cunningham, LLP has informed the Company that it is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario. McGovern, Hurley, Cunningham, LLP also audited the Statements of Project Exploration Expenditures for the Kiyuk Lake Project for the period from acquisition (August 1, 2009) to March 31, 2010, the six months ended September 30, 2010, and the cumulative period from acquisition (August 1, 2009) to September 30, 2010.

PROMOTER

Evolving Gold has taken the initiative in founding and organizing the business of the Company and, accordingly, may be considered to be a promoter of the Company within the meaning of applicable securities legislation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s independent auditors are McGovern, Hurley, Cunningham, LLP, located at 2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4. The transfer agent and registrar for the Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which we have entered into since the beginning of the last financial year before the date of this Prospectus, entered into prior to such date but which contract is still in effect, or to which we are or will become a party to on or prior to the completion of the Spin Out:

1.	the Asset Transfer Agreement;

2.	the Kiyuk Option Agreement; and

3.	the Funding Agreement,

each as referred to under “Acquisition of the Kiyuk Option”.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the Prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

However, in light of the fact that the Shares are being distributed pursuant to the Spin Out, we believe that these remedies are not available in the circumstances of this distribution.

AUDITORS’ CONSENT

We have read the Prospectus of Prosperity Goldfields Corp. (the “Company”) dated February 2, 2011 relating to the distribution of common shares of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with prospectus documents.

We consent to the use in the above-mentioned Prospectus of our report to the shareholder of the Company on the balance sheet of the Company as at September 30, 2010 and the statements of operations, comprehensive loss and deficit and cash flows for the period from inception (September 10, 2010) to September 30, 2010. Our report is dated December 6, 2010.

We also consent to the use in the above-mentioned Prospectus of our report to the directors of the Company and to the directors of Evolving Gold Corp. on the Statements of Project Exploration Expenditures of the Kiyuk Lake Project for the period from acquisition (August 1, 2009) to March 31, 2010, the six months ended September 30, 2010, and the cumulative period from acquisition (August 1, 2009) to September 30, 2010. Our report is dated December 6, 2010.

McGovern, Hurley, Cunningham, LLP

“McGovern, Hurley, Cunningham, LLP”

Toronto, Canada	Chartered Accountants
February 2, 2011	Licensed Public Accountants

APPENDIX A

AUDIT AND CORPORATE GOVERNANCE COMMITTEE CHARTER

1.	Mandate

The audit and corporate governance committee will assist the board of directors (the “Board”) in fulfilling its financial oversight responsibilities. The committee will review and consider in consultation with the auditors the financial reporting process, the system of internal control and the audit process. In performing its duties, the committee will maintain effective working relationships with the Board, management, and the external auditors. To effectively perform his or her role, each committee member must obtain an understanding of the principal responsibilities of committee membership as well and the Company’s business, operations and risks.

The committee is also required to monitor corporate governance issues, including the governance of the board of directors (the size of the board and profiles of the board members) and board committees.

2.	Composition

The Board will appoint from among their membership an audit and corporate governance committee after each annual meeting of the shareholders of the Company. The committee will consist of a minimum of three directors.

2.1	Independence

A majority of the members of the committee must not be officers, employees or control persons of the Company.

2.2	Expertise of Committee Members

Each member of the committee must be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the committee must have accounting or related financial management expertise. The Board shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall conclude whether a director meets these qualifications.

3.	Meetings

The committee shall meet in accordance with a schedule established each year by the Board, and at other times that the committee may determine. The committee shall meet at least annually with the Company’s Chief Financial Officer and external auditors in separate executive sessions.

4.	Roles and Responsibilities

The committee shall fulfill the following roles and discharge the following responsibilities:

4.1	External Audit

The committee shall be directly responsible for overseeing the work of the external auditors in preparing or issuing the auditor’s report, including the resolution of disagreements between management and the external auditors regarding financial reporting and audit scope or procedures. In carrying out this duty, the committee shall:

(a) recommend to the Board the external auditor to be nominated by the shareholders for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company;

(b) review (by discussion and enquiry) the external auditors’ proposed audit scope and approach;

(c) review the performance of the external auditors and recommend to the Board the appointment or discharge of the external auditors;

(d) review and recommend to the Board the compensation to be paid to the external auditors; and

(e) review and confirm the independence of the external auditors by reviewing the non-audit services provided and the external auditors’ assertion of their independence in accordance with professional standards.

4.2	Internal Control

The committee shall consider whether adequate controls are in place over annual and interim financial reporting as well as controls over assets, transactions and the creation of obligations, commitments and liabilities of the Company. In carrying out this duty, the committee shall:

(a) evaluate the adequacy and effectiveness of management’s system of internal controls over the accounting and financial reporting system within the Company; and

(b) ensure that the external auditors discuss with the committee any event or matter which suggests the possibility of fraud, illegal acts or deficiencies in internal controls.

4.3	Financial Reporting

The committee shall review the financial statements and financial information prior to its release to the public. In carrying out this duty, the committee shall:

General

(a) review significant accounting and financial reporting issues, especially complex, unusual and related party transactions; and

(b) review and ensure that the accounting principles selected by management in preparing financial statements are appropriate.

Annual Financial Statements

(a) review the draft annual financial statements and provide a recommendation to the Board with respect to the approval of the financial statements;

(b) meet with management and the external auditors to review the financial statements and the results of the audit, including any difficulties encountered; and

(c) review management’s discussion & analysis respecting the annual reporting period prior to its release to the public.

Interim Financial Statements

(a) review and approve the interim financial statements prior to their release to the public; and

(b) review management’s discussion & analysis respecting the interim reporting period prior to its release to the public.

Release of Financial Information

(a) where reasonably possible, review and approve all public disclosure, including news releases, containing financial information, prior to its release to the public.

4.4	Non-Audit Services

All non-audit services (being services other than services rendered for the audit and review of the financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements) which are proposed to be provided by the external auditors to the Company or any subsidiary of the Company shall be subject to the prior approval of the committee.

Delegation of Authority

(a) The committee may delegate to one or more independent members of the committee the authority to approve non-audit services, provided any non-audit services approved in this manner must be presented to the committee at its next scheduled meeting.

De-Minimis Non-Audit Services

(a) The committee may satisfy the requirement for the pre-approval of non-audit services if:

(i) the aggregate amount of all non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the services are provided; or

(ii) the services are brought to the attention of the committee and approved, prior to the completion of the audit, by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated.

Pre-Approval Policies and Procedures

(a) The committee may also satisfy the requirement for the pre-approval of non-audit services by adopting specific policies and procedures for the engagement of non-audit services, if:

(i) the pre-approval policies and procedures are detailed as to the particular service;

(ii) the committee is informed of each non-audit service; and

(iii) the procedures do not include delegation of the committee’s responsibilities to management.

4.5	Other Responsibilities

The committee shall:

(a) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

(b) establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(c) ensure that significant findings and recommendations made by management and external auditor are received and discussed on a timely basis;

(d) review the policies and procedures in effect for considering officers’ expenses and perquisites;

(e) perform other oversight functions as requested by the Board; and

(f) review and update this Charter and receive approval of changes to this Charter from the Board.

4.6	Reporting Responsibilities

The committee shall regularly update the Board about committee activities and make appropriate recommendations.

4.7	Corporate Governance Responsibilities

The committee shall:

(a) advise the Board on matters of corporate governance;

(b) develop and recommend to the board the standards to be applied to assess material relationships between the Company and its directors;

(c) periodically review and reassess the adequacy of internal corporate governance policies, and each board committee Charter, and recommend any proposed changes to the board for approval;

(d) conduct an annual performance evaluation of the effectiveness of the board, each director, and board committees, and report the results of such evaluation to the board;

(e) organize and review continuing education programs and policies relating to directors;

(f) develop and implement succession planning strategies for the chairman of the Board;

(g) make reports to the Board as deemed necessary or as requested by the Board; and

(h) carry out any other duties or responsibilities expressly delegated to the committee by the Board.

5.	Resources and Authority of the Audit and Corporate Governance Committee

The committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to

(a) engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b) set and pay the compensation for any advisors employed by the committee; and

(c) communicate directly with the internal and external auditors.

6.	Guidance – Roles & Responsibilities

The following guidance is intended to provide the committee members with additional guidance on fulfilment of their roles and responsibilities on the committee:

6.1	Internal Control

(a) evaluate whether management is setting the goal of high standards by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

(b) focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of an IT systems breakdown; and

(c) gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

6.2	Financial Reporting

General

(a) review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements; and

(b) ask management and the external auditors about significant risks and exposures and the plans to minimize such risks; and

(c) understand industry best practices and the Company’s adoption of them.

6.3	Annual Financial Statements

(a) review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles in light of the jurisdictions in which the Company reports or trades its shares;

(b) pay attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

(c) focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of loan losses; warranty, professional liability; litigation reserves; and other commitments and contingencies;

(d) consider management’s handling of proposed audit adjustments identified by the external auditors; and

(e) ensure that the external auditors communicate all required matters to the committee.

Interim Financial Statements

(a) be briefed on how management develops and summarizes interim financial information, the extent to which the external auditors review interim financial information;

(b) meet with management and the auditors, either telephonically or in person, to review the interim financial statements; and

(c) to gain insight into the fairness of the interim statements and disclosures, obtain explanations from management on whether:

(i) actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

(ii) changes in financial ratios and relationships of various balance sheet and operating statement figures in the interim financials statements are consistent with changes in the Company’s operations and financing practices;

(iii) generally accepted accounting principles have been consistently applied;

(iv) there are any actual or proposed changes in accounting or financial reporting practices;

(v) there are any significant or unusual events or transactions;

(vi) the Company’s financial and operating controls are functioning effectively;

(vii) the Company has complied with the terms of loan agreements, security indentures or other financial position or results dependent agreement; and

(viii) the interim financial statements contain adequate and appropriate disclosures.

6.4	Compliance with Laws and Regulations

(a) periodically obtain updates from management regarding compliance with this policy and industry “best practices”;

(b) be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

(c) review the findings of any examinations by securities regulatory authorities and stock exchanges.

6.5	Other Responsibilities

(a) review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Balance Sheet of Prosperity as at September 30, 2010 and the Statements of Operations, Comprehensive Loss and Deficit and Cash Flows for the Period from Inception (September 10, 2010) to September 30, 2010
Auditors’ Report	F-4
Balance Sheet	F-5
Statement of Operations, Comprehensive Loss and Deficit	F-6
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7

Audited Statements of Project Exploration Expenditures of the Kiyuk Lake Project for the Period from Acquisition (August 1, 2009) to March 31, 2010, the Six Month Period from April 1, 2010 to September 30, 2010, and the Cumulative Period from Acquisition (August 1, 2009) to September 30, 2010
Auditors’ Report	F-13
Statements of Project Exploration Expenditures	F-14
Notes to Statements of Project Exploration Expenditures	F-15

Unaudited Pro Forma Balance Sheet of Prosperity as at September 30, 2010
Unaudited Pro Forma Balance Sheet	F-17
Notes to Unaudited Pro Forma Balance Sheet	F-18

AUDITED FINANCIAL STATEMENTS OF PROSPERITY

Prosperity Goldfields Corp.

(A Development Stage Entity)

Financial Statements

September 30, 2010

AUDITORS' REPORT

To the Shareholder of
Prosperity Goldfields Corp.
(A Development Stage Entity)

We have audited the balance sheet of Prosperity Goldfields Corp. (A Development Stage Entity) as at September 30, 2010 and the statements of operations, comprehensive loss and deficit and cash flows for the period from inception (September 10, 2010) to September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2010 and the results of its operations and its cash flows for the period from incorporation (September 10, 2010) to September 30, 2010 in accordance with Canadian generally accepted accounting principles.

/s/ McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants
Licensed Public Accountants

TORONTO, Canada
December 6, 2010

Prosperity Goldfields Corp.
(A Development Stage Entity)
Balance Sheet
As at

September 30,
2010
$

ASSETS	-
-

LIABILITIES & SHAREHOLDER EQUITY
Accounts payable and accrued liabilities	41,454

Shareholder’s Equity
Capital stock (Note 5)	-
Deficit	(41,454)
-
-

Nature and continuance of operations (Note 1)
Subsequent events (Note 7)

Approved on behalf of the Board:

"R. B. Duncan”,	Director	“R. Stuart Angus”,	Director

See accompanying notes to the financial statements

Prosperity Goldfields Corp.
(A Development Stage Entity)
Statement of Operations, Comprehensive Loss and Deficit
For the period from incorporation (September 10, 2010) to September 30, 2010

$
Expense
Professional fees	28,954
Consulting expense	12,500

Net loss and comprehensive loss for the period	41,454
Deficit, beginning of period	-

Deficit, end of period	41,454

Loss per share – basic and diluted	41,454

Weighted average number of common shares outstanding	1

Prosperity Goldfields Corp.
(A Development Stage Entity)
Statement of Cash Flows
For the period from incorporation (September 10, 2010) to September 30, 2010
$
Cash flows from operating activities
Net (loss) for the period	(41,454)
Increase in accounts payable and accrued liabilities	41,454
Cash flows from operating activities	-

Cash, beginning and end of period	-

Supplemental Information
Interest paid	-
Income taxes paid	-

See accompanying notes to the financial statements

Prosperity Goldfields Corp.
(A Development Stage Entity)
Notes to the Financial Statements
September 30, 2010

1.	NATURE AND CONTINUANCE OF OPERATIONS

Prosperity GoldFields Corp. (the "Company" or "Prosperity") was incorporated on September 10, 2010 under the Canada Business Corporations Act. The Company is a wholly owned subsidiary of Evolving Gold Corp. ("Evolving"). The Company, which is in the development stage as defined by CICA Handbook Accounting Guideline 11, is engaged in the acquisition, exploration and development of properties for the mining of precious and base metals. The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.

The Company and Evolving will enter into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" near Nueltin Lake in Nunavut will be transferred to Prosperity in consideration for common shares of Prosperity, and such common shares will be distributed to shareholders of Evolving by way of a dividend in kind. This series of transactions is referred to as the "Spin Out Transaction". The Company is in the process of filing a long form prospectus with the Securities Commissions to qualify the stock dividend to be issued pursuant to the Spin Out Transaction.

The accompanying financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP") based on the assumption that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The continuing operations of the Company are dependent upon its ability to raise adequate financing. If the ‘going concern’ assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classification used. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered particularly significant.

Income taxes
The Company follows the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using enacted or substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change occurs. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized. As at September 30, 2010, there are no income taxes payable.

Prosperity Goldfields Corp.
(A Development Stage Entity)
Notes to the Financial Statements
September 30, 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates
The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Significant estimates include the valuation of future tax assets. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Financial instruments
Accounts payable and accrued liabilities, which are classified as other financial liabilities are measured at amortized cost using the effective interest method of amortization. The Company has not classified any of its financial instruments as available for sale, and accordingly, for the period ended September 30, 2010 other comprehensive loss was equal to net loss.

The Company classifies its fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: (a) quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1); (b) inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2); and (c) inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3). At September 30, 2010, the Company did not have any financial instruments that were carried at fair value.

Loss per share
Basic loss per share is calculated using the weighted number of shares outstanding for the period. Diluted loss per share is calculated using the treasury stock method. In order to determine diluted loss per share, the treasury stock method assumes that any proceeds from the exercise of dilutive stock options and warrants would be used to repurchase common shares at the average market price during the period, with the incremental number of shares being included in the denominator of the diluted loss per share calculation. The diluted loss per share calculation excludes any potential conversion of options and warrants that would increase earnings per share or decrease loss per share.

Future accounting changes

(i)	International financial reporting standards ("IFRS")

In January 2006, the CICA Accounting Standards Board ("AcSB") adopted a strategic plan for the direction of accounting standards in Canada. As part of that plan, accounting standards in Canada for public companies will converge with International Financial Reporting Standards ("IFRS") beginning in 2011. The Company has determined the differences between Canadian GAAP and IFRS and is working through its implementation plan for the convergence of Canadian GAAP and IFRS. At this stage, given its limited activity, the Company anticipates the only significant differences to be related to disclosure.

Prosperity Goldfields Corp.
(A Development Stage Entity)
Notes to the Financial Statements
September 30, 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ii)	Business combinations

CICA Handbook Section 1582 "Business Combinations", replaces Section 1581 - "Business Combinations" and provides the Canadian equivalent to International Financial Reporting Standards ("IFRS") 3 - Business Combinations. This applies to a transaction in which the acquirer obtains control of one or more businesses. Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. Any interest in the acquiree owned prior to obtaining control will be remeasured at fair value at the acquisition date, eliminating the need for guidance on step acquisitions. Additionally, a bargain purchase will result in recognition of a gain and acquisition costs must be expensed. The Company will adopt this standard on April 1, 2011 and does not expect the adoption of this standard to have a material impact on its financial statements.

(iii)	Consolidations and non-controlling interests

CICA Handbook Section 1601 "Consolidations" and Section 1602 "Non-Controlling Interests" replace Section 1600 "Consolidated Financial Statements". Section 1602 provides the Canadian equivalent to International Accounting Standard 27 -"Consolidated and Separate Financial Statements", for non-controlling interests. The Company will adopt these standards on April 1, 2011 and does not expect the adoption of this standard to have a material impact on its financial statements.

3.	CAPITAL MANAGEMENT

The Company will manage its capital structure and make adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors has not established quantitative return on capital criteria for management, but rather will rely on the expertise of the Company's management to sustain future development of the business. Management considers the Company’s capital structure to primarily consist of the components of shareholder’s equity.

Management will review its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company is not subject to externally imposed capital requirements.

4.	FINANCIAL RISK FACTORS

The Company was incorporated on September 10, 2010 and has not commenced significant operations as of September 30, 2010. As such, the Company does not have any credit, liquidity or market risks as at September 30, 2010.

5.	SHARE CAPITAL

The Company was incorporated as a wholly owned subsidiary of Evolving on September 10, 2010. The Company is authorized to issue an unlimited number of shares without par value. On incorporation, the Company issued one common share to Evolving for gross proceeds of $0.05.

Prosperity Goldfields Corp.
(A Development Stage Entity)
Notes to the Financial Statements
September 30, 2010

6.	INCOME TAX

a)	Provision for Income Taxes

Major items causing the Company’s income tax rate to differ from the federal statutory rate of 31% were as follows:

2010

$

(Loss) before taxes:	(41,454)

Expected income tax (recovery) based on statutory rate	(12,850)

Change in expected tax rate	2,450

Change in valuation allowance	10,400

-

b)	Future Tax Balances

The Company’s future tax asset of $10,400 consists of non-capital income tax losses of approximately $41,500 which can be applied against taxable income in future years to reduce taxes otherwise payable and expire in 2030. No benefit from these amounts has been recorded in the financial statements.

7.	SUBSEQUENT EVENTS

(i)

On October 26, 2010, the Company entered into an agreement with its parent Evolving to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property. As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The purchase price of the acquired asset was $1,417,959, which represented the carrying value of the property reflected in Evolving financial statements. As consideration for the asset, the Company issued 12,766,395 of its common shares to Evolving.

The original Option Agreement dated August 1, 2009, had a five year term of which four years were remaining at the time of the transfer. Under the terms of the Option Agreement, $60,000 was to be paid and 40,000 Evolving shares were to be issued in each of the four remaining years. The Optionor retains a 2% NSR on the property which can be reduced by the payment of US$2.0 million for each 1% reduction in the NSR.

Prosperity Goldfields Corp.
(A Development Stage Entity)
Notes to the Financial Statements
September 30, 2010

7.	SUBSEQUENT EVENTS (Continued)

On October 28, 2010, the Company entered into an Amending Letter Agreement which revised the August 1, 2009 Option Agreement to reflect the transfer of the interest in the Kiyuk Property to Prosperity and to revise certain financial terms. Under the terms of the Amending Letter Agreement, the Optionor will receive $60,000 cash and 20,000 Evolving common shares and 60,000 Prosperity common shares each year for the remaining four years of the Option Agreement. The Company will issue to Evolving, that number of common shares with an equivalent market value to the market value of the Evolving shares issued.

(ii)

On October 26, 2010, the Company entered into a funding agreement with Evolving in which Evolving agreed to fund all expenditures related to the Spin Out Transaction up to a maximum of $300,000. As consideration, Prosperity will issue one common share for every $0.15 of transaction costs funded by Evolving. As at September 30, 2010, the Company had incurred transaction costs of $41,454 which has been expensed in the statement of operations.

(iii)

On November 5, 2010, the Company completed a non brokered private placement in which it issued 10,000,000 units at a price of $0.15 for gross proceeds of $1,500,000. Each unit consisted of one common share and one half of one common share purchase warrant exercisable at $0.25 for two years. No commissions or finder's fees were payable on the transaction. Evolving was the sole placee for the private placement.

AUDITED STATEMENTS OF PROJECT EXPLORATION EXPENDITURES OF THE KIYUK PROPERTY

AUDITORS' REPORT

To the Directors of
Prosperity Goldfields Corp. and Evolving Gold Corp.
(collectively, the “Company”)

We have audited the statements of project exploration expenditures of the Kiyuk Lake Project for the period from acquisition (August 1, 2009) to March 31, 2010, the six month period ended September 30, 2010, and the cumulative period from acquisition (August 1, 2009) to September 30, 2010. This financial information is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial information based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

In our opinion, these statements present fairly, in all material respects, the Kiyuk Lake Project exploration expenditures for the period from acquisition (August 1, 2009) to March 31, 2010, the six month period ended September 30, 2010, and the cumulative period from acquisition (August 1, 2009) to September 30, 2010 in accordance with Canadian generally accepted accounting principles.

/s/	McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants
Licensed Public Accountants

TORONTO, Canada
December 6, 2010

F 13

Kiyuk Lake Project
Statements of Project Exploration Expenditures

	Period from	Six month period	Cumulative
	acquisition	from April 1 -	Expenditures
	(August 1,	September 30,	from acquisition
	2009) to March	2010	(August 1, 2009)
	31, 2010		to September 30,
			2010

	$	$	$

Acquisition costs
Option payments - cash	50,000	60,000	110,000
Option payments - shares	56,000	30,800	86,800
Legal and filing fees	16,134	305	16,439
Total acquisition costs	122,134	91,105	213,239

Deferred exploration costs
Assays	15,423	3,784	19,207
Advances	50,785	(50,785)	-
Geological consulting	73,941	48,859	122,800
Surveys and other studies	181,812	99,307	281,119
License and maintenance fees	100	114,142	114,242
Field expenses	378,786	30,829	409,615
Travel, meals and accommodation	178,802	75,876	254,678
Administration and other	2,556	503	3,059
Total deferred exploration costs	882,205	322,515	1,204,720

Total project expenditures	1,004,339	413,620	1,417,959

Kiyuk Lake Project
Notes to Statements of Project Exploration Expenditures
For the Period from August 1, 2009 to September 30, 2010

Evolving Gold Corporation (the “Company”) entered into an option agreement to acquire a 100% interest in the Kiyuk Lake property near Nueltin Lake in Nunavut. The Company has capitalized its expenditures in the property in accordance with the policies described below. Subsequent to September 30, 2010, the Company transferred its interest in the Kiyuk Lake property to its wholly owned subsidiary, Prosperity Goldfields Corp.

Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Statements of Project Exploration Expenditures (the “statements”) have been prepared in accordance with generally accepted accounting principles in Canada. The Statements have been prepared on a historical cost basis and have been prepared using the accrual basis of accounting. The following accounting policies are considered particularly significant with respect to the preparation of the Statements.

(b)	Mineral Properties

The Company capitalizes the direct cost of acquiring, maintaining its interest, exploring and developing mineral properties until such time as the properties are placed into production, abandoned, sold or considered to be impaired in value. If a property is placed into production, the related costs are depleted on a unit of production method based on proven and probable reserves. If a property is subsequently determined to be significantly impaired in value, the property and related deferred costs are written down to their net realizable value. The cost of mineral properties abandoned or sold and their related deferred exploration costs are charged to operations in the current year.

Costs include the cash consideration and the fair market value of the shares issued for the acquisition of mineral properties. The carrying value is reduced by option proceeds received until such time as the property cost and deferred expenditures are reduced to nominal amounts and then recorded in operations. Properties acquired under option agreements or by joint ventures, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

The Kiyuk Lake Project is in the exploration stage. The Company is in the process of exploring and developing the Kiyuk Lake Project and has not yet determined the amount of reserves available. Management reviews the carrying value of the capitalized mineral expenditures on a periodic basis and will recognize impairment in value based upon current exploration results, the prospect of further work being carried out by the Company, the assessment of future probability of profitable revenues from the property or from the sale of the property. There has been no impairment recorded on the Kiyuk Lake Project.

(c)	Asset Retirement Obligations

The fair value of obligations associated with the retirement of tangible long-lived assets is recorded in the period it is incurred, with a corresponding increase to the carrying amount of the related asset. The obligations recognized are statutory, contractual or legal obligations. The liability is accreted over time for changes in the fair value of the liability through charges to accretion, which is included in depletion, depreciation and accretion expense. The costs capitalized to the related assets are amortized in a manner consistent with the depletion and depreciation of the related asset. There are no asset retirement obligations related to the Kiyuk Lake Project.

(d)	Foreign Currency

The functional currency is Canadian dollars. Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing at the date of the transaction.

UNAUDITED PRO FORMA BALANCE SHEET OF PROSPERITY

Prosperity Goldfields Corp.
Unaudited Pro Forma Balance Sheet
As at September 30, 2010

	Prosperity	Adjustments	Pro Forma
	Goldfields Corp.		September 30,
	September 30,		2010
	2010 (audited)	(Note 4)	(unaudited)

Current Assets
Cash		1,500,000(ii)	1,500,000

		1,500,000	1,500,000

Mineral Properties		1,417,959(i)	1,417,959
		2,917,959	2,917,959

Current Liabilities
Accounts payable and accrued liabilities	41,454	258,546(iii)	-
		(300,000)(iv)
Shareholder’s Equity
Capital stock	-	1,417,959(i)	2,934,703
		1,500,000(ii)
		(283,256)(ii)
		300,000(iv)

Warrants	-	283,256(ii)	283,256
Deficit	(41,454)	(258,546)(iii)	(300,000)
	(41,454)	2,959,413	2,917,959

		2,917,959	2,917,959

Prosperity Goldfields Corp.
Notes to the Unaudited Pro Forma Balance Sheet
September 30, 2010

1.	Basis of Presentation

The accompanying unaudited pro forma balance sheet of Prosperity Goldfields Corp. (the "Company" or "Prosperity") has been prepared by management in accordance with Canadian generally accepted accounting principles. The unaudited pro forma balance sheet as at September 30, 2010 has been prepared from information derived from the audited September 30, 2010 financial statements of the Company together with other information available to the Company. In the opinion of management, this unaudited pro forma balance sheet includes all the adjustments necessary for fair presentation of the proposed transactions described below.

The unaudited pro forma balance sheet should be read in conjunction with the audited financial statements of the Company as at and for the period from incorporation (September 10, 2010) to September 30, 2010. The unaudited pro forma balance sheet gives effect to the transactions described in Note 3 below as if they occurred on September 30, 2010. This unaudited pro forma balance sheet is not necessarily indicative of the financial position which would have resulted had the proposed transactions been effected on the dates indicated.

2.	Spin Out Transaction

The Company and its parent, Evolving Gold Corp. ("Evolving") entered into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" located near Nueltin Lake in Nunavut were transferred to Prosperity in consideration for shares of Prosperity, and such shares are to be distributed to shareholders of Evolving by way of a dividend in kind. The dividend will be in the form of approximately one Prosperity share for every ten shares of Evolving held. The series of transactions is referred to as the Spin Out Transaction. The Company is in the process of filing a long form prospectus with the Securities Commission to qualify the stock dividend issuable pursuant to the Spin Out Transaction.

3.	Pro Forma Assumptions

The unaudited pro forma balance sheet was prepared based on the following assumptions:

(i)	The Spin Out Transaction receives all required regulatory approvals.

(ii)

Evolving transfers its interest in the Kiyuk Property for $1,417,959 which represents the carrying value at the time of transfer for consideration of that number of common shares of Prosperity equal to 10% of the outstanding number of shares of Evolving. Evolving has 127,663,945 shares outstanding.

(iii)

The Company completes a non brokered private placement in which 10,000,000 units are issued for gross proceeds of $1,500,000. Each unit consists of one common share and one half of one common share purchase warrant exercisable at $0.25 for a period of two years

(iv)	Costs to complete the Spin Out Transaction are estimated at $300,000.

Prosperity Goldfields Corp.
Notes to the Unaudited Pro Forma Balance Sheet
September 30, 2010

(v)	Evolving funds the transaction costs related to the Spin Out Transaction. As consideration, Prosperity issues one common share for every $0.15 of transaction costs funded by Evolving.

4.	Pro Forma Adjustments

The unaudited pro forma balance sheet gives effect to the adjustments for the following transactions as if they occurred on September 30, 2010:

(i)

The Company entered into an Agreement with its parent Evolving to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property. As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The purchase price of the acquired asset is $1,417,959, which represents the carrying value of the property as reflected in Evolving’s books. As consideration for the asset, the Company issues 12,766,395 of its common shares to Evolving.

(ii)

The Company completes a non brokered private placement in which it issues 10,000,000 units at a price of $0.15 for gross proceeds of $1,500,000. Each unit consists of one common share and one half common share purchase warrant exercisable at $0.25 for two years. No commissions or finder's fees are payable on the transaction. Evolving is the sole placee for the private placement. The warrants are valued at $283,256. The fair value of the warrants was estimated using the Black-Scholes pricing model based on the following assumptions: expected dividend yield of 0%; risk free interest rate of 1.4%; expected life of 2 years; and expected volatility of 121%.

(iii)	The Company incurs total transaction costs related to the Spin Out Transaction of $300,000 of which $41,454 were incurred by September 30, 2010.

(iv)

Evolving funds the costs of the Spin Out Transaction as outlined in Note 4(iii) above. The Company issues 2,000,000 common shares valued at $0.15 per share to compensate Evolving for the transaction costs.

Prosperity Goldfields Corp.
Notes to the Unaudited Pro Forma Balance Sheet
September 30, 2010

5.	Share Capital Continuity

	Number of	Amount
	Common	$
	Shares
Prosperity common shares issued and outstanding immediately before the Spin Out Transaction	1	-
Shares issued pursuant to asset transfer (Note 4(i))	12,766,395	1,417,959
Shares issued pursuant to private placement (Note 4(ii))	10,000,000	1,500,000
Fair value of warrants issued pursuant to private placement (Note 4(ii))	-	(283,256)
Shares issued pursuant to reimbursement of transaction costs (Note 4(iv))	2,000,000	300,000
Prosperity common shares issued and outstanding immediately after the Spin Out Transaction	24,766,396	2,934,703

CERTIFICATE OF THE COMPANY

February 2, 2011

This prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of each of the provinces and territories in Canada.

(Signed) R. BRUCE DUNCAN	(Signed) OLGA NIKITOVIC
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) R. STUART (TOOKIE) ANGUS	(Signed) ROBERT W. BARKER
Director	Director

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CERTIFICATE OF THE PROMOTER

February 2, 2011

This prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of each of the provinces and territories in Canada.

EVOLVING GOLD CORP.

(Signed) QUINTON HENNIGH
President, Chief Geologist
and Director

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